This Post-Qualification Offering Circular Amendment No.1 amends the offering circular of Doc.com, Inc., as qualified on December 12, 2023, and as may be amended and supplemented from time to time (the “offering circular”), to add, update and/or replace information contained in the offering circular.

post-Qualification Offering Circular

Pursuant to Rule 251(d)(3) and 253(b)

Amendment No.1

File No. 024-12337

DOC.COM INC.

3,000,000 SHARES OF CLASS A COMMON STOCK

$8 PER CLASS A SHARE

No Minimum Investment

This is the public offering of Doc.com Inc., a Delaware Corporation. We are offering up to 3,000,000 shares of our Class A Common Stock (“Common Stock”), at an offering price of $8 per share (the “Offered Shares”). This Offering will terminate twelve months from the day the Offering is qualified, subject to extension for up to ninety (90) days or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). There is no minimum purchase requirement.

These securities are speculative securities. Investment in the Company’s common stock involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 7 of this Offering Circular.

Subscriptions are irrevocable and the purchase price is non-refundable. All proceeds received by the Company from subscribers for the Offered Shares will be available for use by the Company upon acceptance of subscriptions by the Company. The Company may dispose of the proceeds in accordance with the “Use of Proceeds” section of this Offering Circular.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F) of the Securities and Exchange Commission. This Offering will be conducted on a “best-efforts” basis. No person will receive any commission or any other remuneration in connection with this Offering.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

Doc.com Inc., has two classes of common shares: Class A common shares, and Class B common shares, which we refer to collectively as our ‘‘common shares.’’ Each Class A common share has one vote on all matters submitted to a vote of stockholders. Each Class B common share has twenty votes on all matters submitted to a vote of stockholders. Our Chief Executive Officer, Charles Nader, owns 15,000,000 Class B shares and as a result, has majority voting control of the company.

The Company is using the S-1 (Part I) disclosure format in this Offering Circular.

	Per Share	Total Maximum
Public Offering Price	$8	$24,000,000
Underwriting/Sales Commissions	$—	$—
Proceeds to Company	$8	$24,000,000

Our Board of Directors used its business judgment in setting a value of $8 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The Company is scaling AI powered and blockchain secured telehealth services for consumers. The Company also sells over-the-counter products and prescription drugs and plans to sell epidemiological analytics, ads and healthcare device services as well as technology services for hospitalization and clinics.

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We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Doc.com” “we,” the “Company,” “our” and “us” refer to the business and operations of Doc.com Inc.

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement. See the section of this Offering Circular entitled “Where You Can Find More Information” for more details.

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STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Class A Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions. Our Class A Common Stock will be offered and sold only to “qualified purchasers” until such time that our Class A Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act of 1933 (“Regulation D”) and (ii) all other investors so long as their investment in our Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D.

In particular, net worth in all cases should be calculated excluding the value of an investor’s home.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward- looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

1.	The speculative nature of our business;

2.	Concerns about our ability to continue as a “going concern”;

3.	Our ability to effectively execute our business plan;

4.	Our ability to manage our expansion, growth and operating expenses;

5.	Our ability to finance our businesses;

6.	Our ability to promote our businesses; and

7.	Our ability to compete and succeed in highly competitive and evolving businesses.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to amend this Offering Circular or otherwise make public statements updating our forward-looking statements.

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THE OFFERING

Securities offered:	A maximum of 3,000,000 shares of Class A common stock.

Number of Class A common shares outstanding before the offering:	187,037,269 shares

Number of Class A common shares to be outstanding after the offering:	190,037,269 shares, if all Offered Shares are sold

Price per share:	$8.00

Use of Proceeds:

If we sell all of the shares being offered, our net proceeds (before estimated offering expenses) will be $24,000,000. We will use these net proceeds for sales & marketing, platform & software development, CapEx, M&A obligations and general corporate purposes.

Risk factors:	Investing in our common stock involves a high degree of risk, including: Immediate and substantial dilution; and No market for our common stock. See “Risk Factors”.

As of the date of this Offering Circular, we had 15,000,000 outstanding shares of Class B common stock. The shares of the Class B common stock are not being offered by means of this Offering Circular.

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RISK FACTORS

An investment in our Class A common stock involves a number of very significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing Class A shares of our company’s common stock. You could lose all or part of your investment due to any of these risks.

Risk factors related to our business.

Our business could be adversely affected by ongoing legal challenges to our business model or by new state actions restricting our ability to provide the full range of our services in certain states.

Our ability to conduct business in each state is dependent upon the state’s treatment of telemedicine (and of remote healthcare delivery in general, such as the permissibility of, and requirements for, physician cross-coverage practice) under such state’s laws, rules and policies governing the practice of medicine, which are subject to changing political, regulatory and other influences. Cross-coverage regulation refers to the state rules under which one doctor is permitted to treat the regular patients of another doctor remotely. Some state medical boards have established new rules or interpreted existing rules in a manner that limits or restricts our ability to conduct our business as currently conducted. Some of these actions could result in litigation and the suspension of our operations in certain states.

We will be dependent on our relationships with affiliated professional entities, which we do not own, to provide physician services, and our business would be adversely affected if those relationships were disrupted.

In all 50 states and the District of Columbia, we are prevented from employing physicians, directing the clinical practice of physicians, or holding an ownership interest in an entity that employs physicians. As a result, we will be dependent on independent service providers, which are owned and staffed by doctors, to render the services needed by our clients.

We depend on our senior management team, and the loss of one or more of our executive officers or key employees or an inability to attract and retain highly skilled employees could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. We rely on our leadership team in the areas of research and development, marketing, services and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives.

To continue to execute our growth strategy, we also must attract and retain highly skilled personnel. Competition is intense for qualified professionals. We may not be successful in continuing to attract and retain qualified personnel. We have, from time to time in the past, experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. The pool of qualified personnel with experience working in the healthcare market is limited overall. In addition, many of the companies with which we compete for experienced personnel have greater resources than we do.

In addition, in making employment decisions, particularly in high-technology industries, job candidates often consider the value of the stock options or other equity instruments they are to receive in connection with their employment. Volatility in the price of our stock may, therefore, adversely affect our ability to attract or retain highly skilled personnel. Further, the requirement to expense stock options and other equity instruments may discourage us from granting the size or type of stock option or equity awards that job candidates require to join our company. Failure to attract new personnel or failure to retain and motivate our current personnel, could have a material adverse effect on our business, financial condition and results of operation.

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Our software may not operate properly, which could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business, financial condition and results of operations.

Our platform provides users and providers with the ability to, among other things, register for our services; complete, view and edit medical history; request a visit (either scheduled or on demand) and conduct a visit (via video or phone) purchase necessary prescription medication provided by independent healthcare providers or over the counter products and have it delivered to them. Proprietary software development is time-consuming, expensive and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our proprietary applications from operating properly. We will be implementing software with respect to a number of new applications and services. If our software does not function reliably or fails to achieve client expectations in terms of performance, we may experience reduced customer adoption, increased costs, damage to our reputation, and potential legal or regulatory challenges. Moreover, data services are complex and those we plan to offer and may in the future develop or contain, undetected defects or errors. Material performance problems, defects or errors in our new software and applications and services may arise in the future and may result from the interface of our software with systems and data that we did not develop and the function of which is outside of our control or undetected in our testing. These defects and errors, and any failure by us to identify and address them, could result in loss of revenue or market share, diversion of development resources, harm to our reputation and increased service and maintenance costs. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors may be substantial and could have a material adverse effect on our business, financial condition and results of operations.

Cybersecurity risks and cyber incidents could have a material adverse effect on our business, operations, financial condition, or results of operations. Therefore, cybersecurity is a significant risk factor for our company and our investors.

We rely on our app, information technology systems, and networks to process, transmit, and store electronic information, and to manage or support a variety of our business processes and activities. We also use information technology systems and networks to communicate with our employees, customers, suppliers, and other third parties. In addition, we collect and store sensitive data, including intellectual property, proprietary business information, personal information of our employees and customers, and financial information, in our data centres and on our networks. The secure operation of our application and the processing and maintenance of this information are critical to our business operations and strategy.

Despite our implementation of security measures, our information technology systems and networks are vulnerable to damage, unauthorised access, theft, misuse, or other cyberattacks. These events could result from a variety of sources, including third parties such as hackers, cybercriminals, nation-state actors, activists, or insiders, as well as natural disasters, power outages, or human error. A cyberattack could compromise the confidentiality, integrity, or availability of our app, or the information or our customers, suppliers, or other third parties. A cyberattack could also disrupt or degrade our operations, damage our reputation, expose us to litigation or regulatory actions, or result in a loss of competitive advantage, customers, or revenues.

We have not experienced any material cyber incidents in the past, such as unauthorized access to our app, denial-of-service attacks, phishing attempts, or malware infections. Although we haven’t had any incidents that had a material adverse effect on our business, operations, financial condition, or results, we cannot assure you that we will not suffer severe or frequent cyber incidents in the future, or that we will be able to prevent, detect, or mitigate them in a timely manner. We continually monitor and seek to improve our information technology systems and apps, as well as our cybersecurity policies and practices, to protect against cyber threats. However, the techniques used by cyber attackers change frequently and may not be recognised until launched. As a result, we may not be able to anticipate, prevent, or adequately respond to all cyberattacks, and our security measures may not be sufficient to prevent unauthorized access to or use of our information or systems.

We have established a cybersecurity risk management program, which is overseen by our management. Cybersecurity risk management program includes policies, procedures, and controls designed to identify, assess, and mitigate cybersecurity risks, as well as to respond to and recover from cyber incidents. We also provide training and awareness programs to our employees and contractors on cybersecurity best practices and their responsibilities. Furthermore, we have implemented a cybersecurity strategy that aligns with industry standards and frameworks, such as the National Institute of Standards and Technology (NIST) Cybersecurity Framework and the Centre for Internet Security (CIS) Critical Security Controls. Our cybersecurity strategy focuses on four key areas: protecting our most critical assets and data, enhancing our detection and response capabilities, strengthening our resilience and recovery plans, and fostering a culture of cybersecurity across our organisation.

Cybersecurity risks and cyber incidents could have a material adverse effect on our business, operations, financial condition, or results.

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We may be unable to successfully execute on our growth initiatives, business strategies or operating plans.

We are planning to execute a number of growth initiatives, strategies and operating plans designed to enhance our business. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies and operating plans and realise all of the benefits, including growth targets and cost savings, that we expect to achieve, or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realise some or all of the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies and operating plans, increased difficulty and cost in implementing these efforts, including difficulties in complying with new regulatory requirements and the incurrence of other unexpected costs associated with operating a new business. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realise these benefits. If, for any reason, the benefits we realise are less than our estimates or the implementation of these growth initiatives, strategies and operating plans adversely affects our operations or costs more or takes longer to effectuate than we expect, or if our assumptions prove inaccurate, our business, financial condition and results of operations may be materially adversely affected.

Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, result in a material adverse effect on our client base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of personally identifiable information, or PII, including protected health information, or PHI. These laws and regulations include the Health Information Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations (referred to collectively as HIPAA). HIPAA establishes a set of basic national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services, which includes us.

HIPAA requires healthcare providers to develop and maintain policies and procedures with respect to PHI, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

If we fail to develop widespread brand awareness cost-effectively, our business may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread adoption of our services and attracting new clients. Our brand promotion activities may not generate client awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in doing so, we may fail to attract or retain clients necessary to realise a sufficient return on our brand-building efforts or to achieve the widespread brand awareness that is critical for broad client adoption of our solution.

Our marketing efforts depend significantly on our ability to receive positive references from potential clients.

Our marketing efforts depend significantly on our ability to call upon clients to provide positive references to new, potential clients. The loss or dissatisfaction of any client could substantially harm our brand and reputation, inhibit widespread adoption of our services and impair our ability to attract new clients and maintain existing clients. Any of these consequences could have a material adverse effect on our business, financial condition and results of operations.

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We conduct business in a heavily regulated industry, and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations or experience adverse publicity, which could have a material adverse effect on our business, financial condition, and results of operations.

The healthcare industry is heavily regulated and closely scrutinised by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payers, our contractual relationships with our providers, vendors and clients, our marketing activities and other aspects of our operations. Of particular importance are:

a.  the federal physician self-referral law, commonly referred to as the Stark Law, that, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibits the entity from billing Medicare or Medicaid for such designated health services;

b.  the federal Anti-Kickback Statute that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

c.  the criminal healthcare fraud provisions of HIPAA and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

d.  similar state law provisions pertaining to anti-kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any third-party payor, including commercial insurers;

e.  state laws that prohibit general business corporations, such as us, from practising medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians; and

f.  laws that regulate debt collection practices as applied to our debt collection practices.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Achieving and sustaining compliance with these laws may prove costly. Failure to comply with these laws and other laws may result in civil and criminal penalties such as fines, damages, overpayment, recoupment, loss of enrollment status and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.

The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

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We face intense competition from established telehealth providers and other technology-enabled healthcare companies. These competitors have greater brand recognition, financial resources, and market penetration, which may limit our ability to gain market share.

The telehealth market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. Our success will depend to a substantial extent on the willingness of the public to use, and to increase the frequency and extent of their utilisation of our services, as well as on our ability to demonstrate the value of telehealth to employers, health plans, government agencies and other purchasers of healthcare for beneficiaries. If our clients do not perceive the benefits of our services, or if our services do not drive member engagement, then our market may not develop at all, or it may develop more slowly than we expect. Similarly, individual and healthcare industry concerns regarding patient confidentiality and privacy in the context of telehealth could limit market acceptance of our services. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations.

Our growth depends in part on the success of our strategic relationships with third parties.

In order to grow our business, we anticipate that we will continue to depend on our relationships with third parties, including service providers and technology and content providers. Identifying partners and negotiating and documenting relationships with them requires significant time and resources. Our competitors may be effective in providing incentives to third parties to favor their products or services, or to prevent or reduce the use of our products and services, which could result in a decrease in the number of our potential clients. If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired, and our results of operations may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased client use of our services or increased revenue.

Our business and growth strategy depend on our ability to secure and maintain and expand a network of qualified Providers. If we are unable to do so, our future growth would be limited and our business, financial condition and results of operations would be harmed.

Our success is dependent upon our ability to secure and maintain a network of qualified Providers. If we are unable to recruit and retain board-certified physicians and other healthcare professionals, it would have a material adverse effect on our business and ability to grow and would adversely affect our results of operations. In any particular market, Providers could demand higher payments or take other actions that could result in higher medical costs, less attractive service for our clients or difficulty meeting regulatory or accreditation requirements. Our ability to develop and maintain satisfactory relationships with Providers also may be negatively impacted by other factors not associated with us, such as changes in Medicare and/or Medicaid reimbursement levels and other pressures on healthcare providers and consolidation activity among hospitals, physician groups and healthcare providers. The failure to maintain or to secure new cost-effective Provider contracts may result in a loss of or inability to grow our client base, higher costs, healthcare provider network disruptions, less attractive service for our clients and/or difficulty in meeting regulatory or accreditation requirements, any of which could have a material adverse effect on our business, financial condition and results of operations.

Rapid technological change in our industry presents us with significant risks and challenges.

The telehealth market is characterised by rapid technological change, changing consumer requirements, short product life cycles and evolving industry standards. Our success will depend on our ability to enhance our services with next-generation technologies and to develop or acquire and market new services to access new consumer populations. There is no guarantee that we will possess the resources, either financial or personnel, for the research, design and development of new applications or services, or that we will be able to utilise these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future applications and services becoming uncompetitive or obsolete.

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We have only a limited operating history, despite now being profitable due to the acquisitions we have incurred losses since our inception, which we expect will continue into the future, and we need capital to operate.

We were incorporated on March 31, 2021 and have had limited operations to date. We have not realized any revenues to date other than revenues from our subsidiaries. Based upon our proposed plans, we expect to incur operating losses in future periods. Since there are substantial costs and expenses associated with development, advertising and promoting our business. We may fail to generate revenue in the future. If we cannot attract a significant number of customers, we will not be able to generate any significant revenues or income. Failure to generate revenues will cause us to cease business since we will not have the funds to pay our ongoing expenses. We intend to use the net proceeds from this offering to develop our business operations. To implement our business plan, we require funding of over $25 million during the next twelve months. (See burn rate chart on pg. 13) After twelve months, we may need additional financing.

We are an “emerging growth company”, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Start-ups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, should a market ever develop, and our stock price may be more volatile.

Risk factors related to our common stock.

We are selling our Class A shares without an underwriter and may be unable to sell any Class A shares.

Our offering is self-underwritten, and we are not going to engage the services of an underwriter to sell the Class A shares. We intend to sell our Class A shares through our officers and directors, who will receive no compensation. Our officers and directors will offer the Class A shares to friends, family members, business associates and others; however, there is no guarantee that they will be able to sell any of the Class A shares. Unless they are successful in selling all of the Class A shares and we receive the proceeds from this offering, we may have to seek alternative financing to implement our business plan.

There is no minimum amount the Company is required to raise in this offering.

This offering is being made on a best-efforts basis, and there is no minimum amount the Company is required to raise in this offering. Funds raised in this offering will not be held in trust or in any escrow account, and all funds raised, regardless of the amount, will be available to the Company. In the event the Company does not raise $10,000,000 to implement its planned operations, your entire investment could be lost.

Our current management holds significant control over our common stock, and they may be able to control our company indefinitely.

Our management has significant control over our voting stock, which may make it difficult to complete some corporate transactions without their support and may prevent a change in control. As a result of this substantial ownership in our common stock, they will have considerable influence over the outcome of all matters submitted to our stockholders for approval, including the election of directors. In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

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The dual class structure of our common stock has the effect of concentrating voting control with our CEO, which will limit or preclude your ability to influence corporate matters.

Our Class A common stock, which is the stock we are offering in this offering, has one vote per share, and our class B common stock has twenty votes per share. Following this offering, our directors, executive officers, and their affiliates will hold approximately 92.0% of the voting power of our capital stock. This concentrated control will limit or preclude your ability to influence corporate matters in the foreseeable future.

There is presently no public market for the Class A shares being offered by means of this Offering Circular.

Due to the lack of a public market for our common stock, you may have difficulty selling any Class A shares you purchase in this offering.

State securities laws may limit secondary trading, which may restrict the states in which and the conditions under which you can sell the Class A shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognised securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted, thus causing you to realise a loss on your investment. The Company does not intend to seek registration or qualification of its Class A shares, which are the subject of this offering, in any state or territory of the United States.

We may, in the future, issue additional shares of our common stock, which would reduce investors’ percentage ownership and may dilute our share value.

Our Articles of Incorporation authorise the issuance of 800,000,000 Class A shares of common shares, 50,000,000 Class B common shares, 75,000,000 Class C common shares and 75,000,000 preferred shares. As of the date of this Offering Circular, we had 187,037,269 outstanding Class A shares and 15,000,000 outstanding Class B shares. Accordingly, we may issue additional shares of our common stock as well as shares of preferred stock. The future issuance of common and preferred stock may result in substantial dilution in the percentage of our common stock held by our existing shareholders. We may value any common or preferred stock issued in the future on an arbitrary basis. The issuance of common or preferred stock for future services or acquisitions, or other corporate actions, may have the effect of diluting the value of the Class A shares held by our investors and may have an adverse effect on any trading market for our common stock.

We do not intend to pay any cash dividends on our common stock.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their Class A shares unless they sell their shares at a price in excess of the price paid for the shares. There is no assurance that stockholders will be able to sell Class A shares when desired.

The price of the Class A shares being offered by means of this Offering Circular has been determined arbitrarily by us.

The price of the shares we are offering does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of Class A shares to be offered and the offering price, we took into consideration our cash on hand and the amount of money we would need to implement our business plan. Accordingly, the offering price should not be considered an indication of the actual value of the Class A Shares.

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USE OF PROCEEDS

Our public offering of 3,000,000 Class A shares is being made on a self-underwritten basis. There is no minimum number of shares that must be sold in this offering. The offering price per share is $8. The following table sets forth the anticipated use of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the Offered Shares. There is no assurance that we will raise the full $24,000,000 as anticipated. The foregoing is subject to change based on circumstances which may exist at a later date. The proceeds from this offering will not be used to compensate the company’s officers or directors of the issuer or any of its subsidiaries in this offering.

	25% of Class A shares sold	50% of Class A shares sold	75% of Class A shares sold	100% of Class A shares sold
Gross proceeds from this offering	$6,000,000	$12,000,000	$18,000,000	$24,000,000
Sales & Marketing	(1,680,000)	(3,360,000)	(4,460,000)	(6,600,000)
Operations & Support	(600,000)	(1,200,000)	(1,800,000)	(2,400,000)
Platform & Software Development	(300,000)	(600,000)	(900,000)	(1,200,000)
Inventory	(420,000)	(840,000)	(840,000)	(3,800,000)
M&A Obligations	(3,000,000)	(6,000,000)	(10,000,000)	(10,000,000)
Total	–	–	–	–

Sales & Marketing (28%) including customer acquisition costs/digital ads/influencers, Operation & Support (10%) including customer service/clinician network/order processing, Tech/platform development (5%) incl Research & Development/Platform Engineering; and a buildup of Inventory to anticipate demand, M&A obligation of Deferred Purchase Price of up to $10,000,000 within 30 days from offering and at the close of each subsequent quarter until obligation is met, and general working capital purposes.

Expenditures for the 12 months following the completion of this offering are categorized by significant area of activity.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to general corporate purposes, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

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DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our negative shareholders’ equity.

The following tables compare the differences of your investment in our Class A shares with the investment of our existing stockholders. As of September 30, 2025, the net tangible book value of our Class A shares of common stock was ($1,496,298,152 or $(8.00) per share based upon 187,037,269 Class A shares outstanding. Based upon percentage of shares sold.

Based upon percentage of shares sold.

	100%	75%	50%	25%
Public offering price	$8.00	$8.00	$8.00	$8.00
Net tangible book value per share as of September 30, 2025	$(0.38)	$(0.38)	$(0.38)	$(0.38)
Net tangible book value per share after this offering	$(0.25)	$(0.28)	$(0.31)	$(0.35)
Increase in net tangible book value per share attributable to investors in this offering	$0.13	$0.10	$0.07	$0.03
Dilution per share to new investors	$8.25	$8.28	$8.31	$8.35

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Doc.com Inc. was incorporated in Delaware on March 31, 2021. The Company’s principal address is 4 World Trade Center, 150 Greenwich Street, Ste. 2939, New York, NY 10007 USA.

The Company is scaling AI powered and blockchain secured telehealth services for consumers following the launch of its platform in November 2025. The platform is now actively treating patients in West Virginia and is expanding services to the rest of the United States in the coming months. The Company also will sell over-the-counter products and prescription drugs through an integrated online pharmacy with 50-state distribution capabilities, and it plans to offer epidemiological analytics based on clients’ use of its services.

To date, the Company’s activities have included raising capital, organizational matters, strategic acquisitions to enhance technological and operational infrastructure, launching the Company’s website and mobile applications, developing its core technologies, and executing its business plan. Notable acquisitions include Knotion, an award winning SaaS technology company to support app development; Flat Iron Pharmacy to enable prescription medication distribution and strengthen supply chain capabilities; TMB Financial, the holding company for Knotion; and 405 Ontario, which includes RX Angle and Flat Iron Pharmacy. These acquisitions, completed via share exchange agreements with cash and stock considerations, have positioned the Company for efficient scaling. The Company continues to advance its acquisition pipeline to further bolster the infrastructure required for global growth. As of September 30, 2025, the Company had generated revenue of $13,174,729 and reported a net loss of $19,069,195 for the nine months ended on that date. The Company maintains access to a $300 million committed equity facility to support ongoing operations and expansion.

Doc.com is a digital healthcare company that provides initial no-cost consultations to patients with doctors, psychologists, and veterinarians, followed by service fees for extended consultations, and sells over-the-counter products and prescription medications to patients. The platform also displays educational content and advertisements during waiting periods. Artificial intelligence is integrated to speed up consultation times, improve healthcare outcomes by suggesting diagnostic improvements to healthcare professionals, and provide analytics on telehealth consultations. Additional developments include beta testing of user and provider applications (now live post-launch), HIPAA-compliant servers with advanced cybersecurity protocols, and blockchain technology for secure healthcare data management. The Company has entered into collaborations, including an AI-optimized electronic health record and administrative system for the Red Cross in Mexico and a low-cost drug development initiative with the National Autonomous University of Mexico (UNAM) for cancer and cirrhosis patients. Expected revenue streams include sales of over-the-counter products, billing insurance companies through third-party billers for insured patients, charging service fees for extended consultations, and displaying advertisements during wait times. Future plans include subscription packages for consultations, medical device developments, and bulk purchasing of branded products, potentially requiring dedicated storage facilities. The initial target market remains patients in the United States with smartphones who need prescription drugs or over-the-counter healthcare products, with marketing efforts encompassing digital and traditional advertising, public relations, online directories, and celebrity ambassadors to drive user acquisition.

Results of Operations

Revenue

For the nine months ended September 30, 2025, we had total sales of $13,174,729, which consisted of $11,716,734 relating to education software operating segment, and $1,457,995 relating to pharmacy operating segment, compared to sales of $1,211,334 relating to education software operating segment for the nine months ended September 30, 2024. The results for the nine months ended September 30, 2024 include the operations of the subsidiaries, TMB Financial, S.A. DE D.V. and Knotion, S.A. DE C.V., from the acquisition date of August 8, 2024.

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Operating expenses

For the nine months ended September 30, 2025, we had total operating expenses of $25,936,577, compared to total operating expenses of $3,654,393 for the nine months ended September 30, 2024. The increase of $22,282,184 was primarily due to an increase of $20,439,531 in general and administrative expenses, $436,888 in advertising and marketing expenses, $345,851 in amortization and depreciation and $684,109 in foreign exchange loss. The increase in general and administrative expenses of $20,439,531 was primarily due to the increase in stock-based compensation related to the signing bonus shares issuable subject to board approval to executive officers and the increase in salaries and wages, contractor expenses, and other general and administrative expenses related to the acquisition of subsidiaries during 2025 as compared to 2024. The results for the nine months ended September 30, 2024 only include the operations of the subsidiaries, TMB Financial, S.A. DE D.V. and Knotion, S.A. DE C.V., from the acquisition date of August 8, 2024.

Other income and expenses

For the nine months ended September 30, 2025, we had total other expenses of $1,026,165, compared to total other expenses of $372,581 for the nine months ended September 30, 2024. The increase of $653,584 was primarily due to an increase of $1,297,214 in interest expense, partially offset by an increase in other income of $613,145 during 2025 as compared to 2024. The results for the nine months ended September 30, 2024 include the operations of the subsidiaries, TMB Financial, S.A. DE D.V. and Knotion, S.A. DE C.V., only from the acquisition date of August 8, 2024.

Liquidity and Capital Resources

Since our inception, our strategy has been to seek private investment through friends and family. The Company anticipates obtaining additional equity financing to support our growth strategy. During the year ended December 31, 2023, we raised $715,504 from the issuance of convertible notes and $20,660 for subscriptions to 2,066,000 shares of Class A Common Stock at $0.01 per share. During the year ended December 31, 2024, we raised $1,190,803 from subscriptions received for 297,701 shares of Class A Common Stock at $4 per share and $458,440 from the issuance of 2,983,609 shares of Class A Common Stock. During the nine months ended September 30, 2025, the Company received proceeds of $7,285,525 related to the total $10,000,000 commitment for the issuance of 2,500,000 Units consisting of 1 Class A Common Stock and 1 share purchase warrant per Unit, with each share purchase warrant entitling the holder to acquire 1 additional share of Class A Common Stock at a $8 per share for a period of 5 years from issuance.

We also issued stocks valued at discounted prices as compensation. These stocks were issued to employees, advisors, and service providers who continued to help us through the product development phase. During the year ended December 31, 2023, we issued 41,806,169 shares of Class A Common Stock to the President and CEO of the Company, 8,143,958 shares of Class A Common Stock to the various consultants of the Company, 4,000,000 shares of Class A Common Stock to the Director of Marketing, Public Relations, and Communications of the Company, and 113,077 shares of Class A Common Stock pursuant to Board Advisory Agreements. During the year ended December 31, 2024, we issued 4,000,000 shares of Class A Common Stock to the Chief Marketing Officer and Director of the Company, and 8,621,873 shares of Class A Common Stock pursuant to Board Advisory Agreements. During the nine months ended September 30, 2025, we issued 125,000 shares of Class A Common Stock pursuant to Board Advisory Agreements and 16,875 shares of Class A Common Stock for advertising and marketing expense. Further, 3,250 shares of Class A Common Stock were issued to Reg S Shareholders.

As of September 30, 2025, we had issued a total of 187,037,269 Class A Common Stock. In addition, we had 2,117,832 Class A Common Stock issuable for subscriptions received and an additional 2,623,417 Class A Common Stock issuable for services and signing bonuses. The number of authorized shares in Class A Common Stock is 800 million. In addition, a total of 15 million Class B Common Stock have been issued to its Founder from a total of 50 million authorized. Class B Common Shares are restricted from trading unless converted to Class A Common Stock.

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Our liquidity is dependent on our ability to raise additional capital and generate cash flow from operations. We are currently focused on raising additional capital through the sale of shares under an ongoing offering and have successfully closed a $10 million investment from Axen Capital to support platform expansion and operational scaling. Management believes that these efforts, combined with the Company’s progress in telehealth service launches and pharmaceutical sales activation, position it to achieve sustainable growth without immediate liquidity constraints. However, the Company’s ability to execute on its business plan remains dependent on successful capital raises and market conditions, and any delays in securing additional funding could necessitate adjustments to operational priorities.

Plan of Operations

Over the next 12 months, the Company may pursue certain operational and strategic initiatives, which are expected to include activities related to marketing and sales, ongoing technological development — including continued enhancements to its artificial intelligence platform — and efforts to attract and retain key personnel. The scope, timing, and extent of these initiatives remain subject to change based on business needs, market conditions, and other factors. Based on current expectations, the Company anticipates net cash usage in the range of approximately $30 million to $45 million per quarter due to our acquisition pipeline; however, actual cash usage may differ materially.

Milestones and quarterly spending:

Q1 2026 (January - March): Expand Doc.com telehealth services to Florida in both iOS and Android technologies, achieving regulatory compliance and provider network integration for each market. Concurrently, activate full-scale sales of prescription and over-the-counter pharmaceuticals through the Company’s vertically integrated pharmacy, leveraging the Flat Iron Pharmacy acquisition to enable seamless 50-state fulfillment and initial revenue generation from integrated e-commerce transactions.

Q2 2026 (April - June): Expand Doc.com telehealth services to an additional fifteen U.S. states, achieving regulatory compliance and provider network integration in each market. Prepare for international expansion into Latin America, commencing with Mexico through localization of the platform (including Spanish-language support and compliance with local healthcare regulations), pilot testing of services in partnership with the Red Cross and establishment of cross-border supply chain logistics to support pharmaceutical distribution.

Q3 2026 (July - September): Continue with the expansion in U.S. territory, reaching twenty five states, as well as integrate advanced blockchain-related features into the Company’s user and provider applications, enhancing data management with secure, decentralized patient record storage, tamper-proof audit trails for consultations, and improved interoperability for epidemiological analytics, while maintaining HIPAA-compliant cybersecurity protocols.

Q4 2026 (October - December): Achieve nationwide coverage in the United States by extending Doc.com services to the remaining states, alongside scaling operations into additional Spanish-speaking countries in Latin America (e.g., Colombia and Argentina). Simultaneously, advance the acquisition pipeline by closing on 2-3 targeted deals to acquire complementary technologies or regional providers, further bolstering global infrastructure for telehealth and pharmaceutical delivery.

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BUSINESS

Overview

We were incorporated in Delaware on March 31, 2021, as Doc.com Inc. The Company is a digital healthcare technology company focused on telehealth services, healthcare-related software platforms, and healthcare product distribution.

Since its inception, the Company’s activities initially consisted primarily of organisational matters, capital raising, and development of its technology platform. Subsequent to its formation, the Company expanded its operations through strategic acquisitions and the launch of healthcare services in the US, beginning in West Virginia. The Company has historically generated limited or no revenue and continues to be in an early stage of commercialisation.

Platform and Services

Doc.com operates an AI powered and blockchain secured digital telehealth platform designed to connect patients with licensed healthcare professionals, including physicians, psychologists, and veterinarians. The platform facilitates telehealth consultations and supports the sale of over-the-counter healthcare products and prescription drugs through an online marketplace.

The Company offers an initial consultation at no cost to the patient. Consultations exceeding the initial free consultation are subject to service fees charged directly by the Company. Healthcare providers using the platform operate as independent providers and bill patients separately through their own practices or through patients’ insurance, where applicable.

Doc.com has launched healthcare services initially in the state of West Virginia, where it supports telehealth consultations and healthcare-related product distribution with immediate plans to expand to more states, subject to applicable regulatory requirements.

SaaS and Education Technology Operations

The Company has also expanded its business through the acquisition of Knotion, a leading award winning SaaS and education technology company based in Mexico with over 80,000 active users. The acquisition was completed through TMB, a parent entity within the Company’s corporate structure.

Knotion develops and operates digital education and content platforms. The Company leverages Knotion’s technology, data capabilities, and software development resources to support content delivery, education, and potential platform enhancements.

Artificial Intelligence (AI) and Data Analytics

The Company utilizes and continues to develop artificial intelligence and data analytics tools intended to support platform operations, improve workflow efficiency, and provide aggregated insights related to telehealth consultations and user engagement. These tools are designed to assist licensed healthcare professionals and operational teams and are not intended to replace professional medical judgment.

Blockchain Technology

The company uses blockchain technology to trace and manage patient healthcare data.

Revenue Model

The Company expects its revenue to be derived from multiple sources, including:

1.	Service fees charged to patients for telehealth consultations exceeding the initial free consultation period
2.	Prescription fulfilment and pharmacy-related revenues generated through Flatiron LLC, the company’s vertically integrated pharmacy, and other contract pharmacies, where applicable

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3.	Sales of over-the-counter healthcare products through digital and physical distribution channels
4.	Advertising, sponsored content, and educational materials delivered through the Company’s platforms
5.	Epidemiological analytics sales to healthcare institutions
6.	Medical device services.
7.	Blockchain enabled business models
8.	Hospitalization and clinic technology services
9.	Pricing structures for platform time, product sales, and advertising are subject to change and may vary by jurisdiction.

User Experience and Workflow

Users access the Company’s services through its website and or mobile applications. Users provide required personal information and may be connected to licensed healthcare professionals for telehealth consultations. Prescriptions, when issued, are transmitted directly by healthcare professionals to the patient’s selected pharmacy, which may include Flatiron LLC ,where permitted.

Technology Platform

The Company has developed or purchased multiple integrated software applications, including:

1.	Patient-side Application - Telehealth consultations, product purchases, order tracking, and healthcare history
2.	Vendor-side Application - Marketplace inventory management and sales analytics
3.	Healthcare Professional-side Application - Telehealth access, credential submission, profile management, and consultation records
4.	Financial ERP Software - To connect, report and function transparently

These applications are actively being integrated and updated as part of the Company’s ongoing operations.

The Company relies on its information technology systems to operate its digital platforms and manage sensitive information. The Company utilises HIPAA-compliant environments and cybersecurity practices customary in the healthcare technology industry. Despite these measures, the Company remains subject to cybersecurity and data privacy risks.

Marketing

The Company utilises digital marketing, online advertising, influencer and social media marketing and public relations efforts to promote its services. Marketing strategies may evolve based on market conditions, regulatory considerations, and available capital.

Competition

The Company operates in highly competitive markets, including telehealth, pharmacy services, and digital healthcare technology. Many competitors have greater resources, established customer bases, and broader regulatory experience. See risk factors for more.

Offices

Our principal address is 4 World Trade Center, 150 Greenwich Street, Ste. 2939, New York, NY 10007

Our telephone number is +4242668277.

Government Regulation

The Company and its subsidiaries are subject to extensive regulation in the jurisdictions in which they operate, including healthcare, pharmacy, data protection, and telehealth regulations. Compliance requires significant resources and may limit operational flexibility. See risk factors for more.

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Patents, trademarks and copyrights

We do not own, either legally or beneficially, any patents or copyrights. We filed for the Doc.com trademark, and it is currently pending.

Industry Background

The global telehealth market is experiencing significant growth, projected to expand at a compound annual growth rate (CAGR) of 22.9% from 2025 to 2030, with a valuation estimated at USD 161.64 billion in 2024. The surge in demand for remote healthcare services, particularly in response to the COVID-19 pandemic, underscores the pivotal role of virtual consultations and remote monitoring. Doc.com stands at the forefront of this transformative landscape, pioneering innovation through its AI-driven approach to healthcare delivery.

Doc.com’s model revolutionises healthcare accessibility by offering free basic healthcare services, democratizing access to essential medical assistance. Leveraging AI, Doc.com optimises services for consumers, enhancing diagnostic accuracy, facilitating analytics-driven insights, and streamlining operational efficiency. Through the integration of advanced AI functionalities, such as deep learning and machine learning, Doc.com personalises healthcare experiences, ensuring tailored solutions for individual patient needs.

The company’s commitment to innovation extends beyond diagnosis and analytics to encompass comprehensive healthcare solutions. Doc.com’s AI-powered platform facilitates remote consultations, empowering patients to receive timely and informed medical guidance from anywhere. Furthermore, Doc.com’s emphasis on cost-effective and efficient healthcare solutions aligns with the evolving needs of consumers, driving the adoption of telehealth services on a global scale.

In addition to its consumer-centric approach, Doc.com distinguishes itself through strategic collaborations and partnerships, fostering a dynamic ecosystem of healthcare innovation. By harnessing the collective expertise of industry stakeholders, Doc.com is poised to continue leading the charge towards a more accessible, efficient, and personalised healthcare landscape, underpinned by the transformative potential of AI.

Strategic Acquisitions for Capability Enhancement

Doc.com is strategically pursuing acquisitions to broaden our service offerings, deepen our vertical expertise, and expand our onshore and nearshore footprint. The company is planning future acquisitions that have strong synergy with our operations. Any potential acquisitions are subject to, among other things, identification of suitable targets, negotiation of definitive agreements, financing, regulatory approvals and integration risks, and there can be no assurance that any acquisition will be completed or will achieve the anticipated business goals and benefits.

We have identified potential targets and are planning to integrate them seamlessly into our core business operations, thus enhancing our capabilities in AI, telehealth and other next-generation technologies. Looking ahead, we plan to judiciously pursue “tuck-in” transactions that will further augment our capabilities, particularly in AI and healthcare, establish deeper relationships with new and existing customers, and optimize our cross-selling opportunities.

Legal Proceedings

We may, from time to time, be involved in legal proceedings and claims arising in the ordinary course of business. However, we are currently not a party to any legal proceedings that would individually or collectively have a material adverse effect on our business. While we strive to proactively manage any potential legal issues, we acknowledge that litigation, regardless of the outcome, can impose challenges on our organisation. These challenges include legal defence, diversion of management time and resources, and other associated factors.

We remain committed to conducting our business with integrity and in compliance with applicable laws and regulations. In the event that legal proceedings arise in the future, we will address them diligently and take appropriate measures to mitigate any potential impact on our operations.

Please note that this statement does not imply the absence of legal matters or claims entirely, but rather that there are no current proceedings that would significantly impact our business. We continually monitor our legal landscape to ensure we uphold our commitments to our clients, stakeholders, and the legal frameworks within which we operate.

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AI Integration:

Role of AI: AI enhances telehealth by analysing information, enabling remote patient monitoring, and assisting with diagnostics.

Benefits: Augmenting physician capabilities, reducing burnout, and improving patient experience.

Remember, while crafting your telehealth business model, consider the following:

1.	Cost Structure: Understand expenses related to technology, personnel, marketing, and infrastructure.
2.	Key Partnerships: Collaborate with healthcare providers, insurers, and technology partners.
3.	Resource Allocation: Allocate resources efficiently to ensure smooth operations.
4.	Value Proposition: Clearly define what unique value your telehealth service offers.
5.	Revenue Streams: Explore subscription models, transaction fees, or partnerships.
6.	Customer Relations: Prioritise patient satisfaction and trust.
7.	Delivery Channels: Determine how users access your telehealth services.

In summary, the telemedicine landscape is dynamic, and no one-size-fits-all model exists. We tailor our approach based on your organisation’s goals, market dynamics, and technological advancements.

Our Regulatory Environment

Overview

The telehealth regulatory environment in the United States is a multifaceted landscape that impacts healthcare delivery, reimbursement, and patient access. Here are some key points about telehealth regulations:

Federal and State Regulation:

Telehealth services are regulated at both the federal and state levels. Coverage and reimbursement policies vary among different payers and plans, including Medicare, Medicaid, and private insurers. State telehealth parity laws define rules for telehealth services within each state.

Licensure Requirements:

Offering telehealth services across state lines requires understanding each state’s unique rules. Licensure requirements, standards of care, privacy regulations, and reimbursement policies differ from state to state.

AMA Advocacy:

The American Medical Association (AMA) actively influences telemedicine law in favor of physicians.

The AMA advocates for policies that prioritise physician and patient needs in telehealth delivery.

Recent Developments:

COVID-19 accelerated telehealth adoption, leading to permanent telehealth flexibilities. HIPAA waivers for telemedicine and e-prescribing of controlled substances have been implemented.

Certain Relationships and Related Party Transactions

Please see section “Certain Relationships and Related Party Transactions” in this prospectus for a summary of material agreements, other than material agreements entered into in the ordinary course of business, to which we are or have been a party.

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MANAGEMENT

Our directors and officers currently serving our Company are as follows:

Name	Age	Positions
Charles Nader	42	President, CEO, Director, Chairman of the Board
Jamie Freed	46	Chief of Strategic Partnerships & Director
Alejandro Ulloa	52	Chief Financial Officer
Noel Trainor	60	Chief Operating Officer
Hernan Ramirez	48	Chief Technology Officer
Noemi Trainor	57	Chief Innovation Officer
Aaron Trager	47	Head of Pharmacy
Ignacio Valencia	55	Chief Business Development Officer
Neil Kleinman	56	Head of Banking
Itzel Ocampo MD	36	Chief Science Officer & Director
Lesly Kernisant MD	50	Medical Director US
Daniel Fraser	38	Blockchain Deployment Director
Rocio Nader	30	Chief Legal Director
Independent Board Members:
Sergio del Valle	55	Chair of Audit Committee
Jose Pablo Chico	42	Member of Audit Committee
Fernando Braun	41	Member of Audit Committee

Set forth below is a brief description of the background and business experience of our officers and directors for the past five years.

Charles Nader, President, Chief Executive Officer, and Chairman of the Board

Charles Nader has been our President and Chief Executive Officer and Chairman since March 2021 and is responsible for setting the overall direction and product strategy for the company. He leads the design philosophy of Doc’s services and development of its core technology and infrastructure. Charles studied Medicine at Anahuac University before starting the company in New York City. In 2015 Mr. Nader was accepted into the Technology enabled blitzscaling program at Stanford University where he went to study the methodology of scaling technology companies worldwide. From 2016 to 2023 Mr. Nader spent time studying the healthcare industry worldwide, speaking to government officials in several countries as well as private industry to develop the Doc.com platform and create a form of affordable basic healthcare. Mr. Nader received an honorary doctorate degree from the World Leaders Organization and has focused his time in designing and advocating for a sustainable and scalable business model that provides basic healthcare for all which is the underlying mission of Doc.com’s business model. He founded Doc.com with the objective of addressing a significant global challenge—access to healthcare—and has focused on leveraging technology-driven innovation to expand access to universal basic healthcare services for humanity, including through the provision of free introductory consultations, subject to program terms.

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Jamie Freed, Chief Marketing Officer and Director

Prominent talent manager and entrepreneur, known for shaping the careers of some of the world’s most iconic celebrities and building brands that resonate globally. He founded and leads Freed Management, where he manages and represents top-tier artists across film, music, sports, and digital platforms. Over his career, Freed has been instrumental in structuring deals for talents like Johnny Depp, Leonardo DiCaprio, Angelina Jolie, Eminem, Robin Williams, and Selena Gomez, whom he discovered and helped turn into a global superstar.

Freed has a track record of creating multi-billion-dollar brands. Notably, he served as the strategic partner and manager to Paris Hilton, overseeing Paris Hilton Entertainment Worldwide. Under his leadership, Hilton’s brand expanded into a massive $4 billion empire, encompassing over 60 branded retail stores and a diversified product range from fragrances to footwear, properties, and even motorcycles.

Beyond celebrity representation, Freed is recognized for his ability to bridge the entertainment and technology sectors. His work includes advising companies and handling brand strategies, collaborations, and high-profile campaigns. His forward-thinking approach and exceptional knack for business have cemented his status as a game-changing leader in the entertainment industry.

Alejandro Ulloa, Chief Financial Officer

Doc.com’s Chief Financial Officer (CFO), is an impact-driven executive leader with nearly three decades of experience driving financial, operational, and strategic transformation across top-performing organizations. Recognized for driving value creation through financial discipline, capital efficiency, and organizational design in both high-growth and restructuring environments. Alejandro is known for his ability to lead complex organizations through change, build high-performance cultures, and align financial and business strategy to deliver sustainable growth. His leadership spans public and private companies, including global consumer brands, diversified conglomerates, and financial institutions. A strategic thinker with deep financial acumen and a hands-on approach, he has held executive roles including CFO of both a publicly traded and a privately held company. He has led multidisciplinary teams across multiple geographies and business models, with experience spanning capital markets, M&A execution, corporate structure optimization, and enterprise-wide transformation initiatives. He holds an MBA from Yale University, a diploma in Real Estate from Harvard University, and a BA in Economics from ITAM. Alejandro brings to every challenge a sharp strategic vision, collaborative leadership, and a commitment to excellence and long-term value creation.

Noel Trainor, Chief Operations Officer

Visionary entrepreneur dedicated to transforming lives globally through quality education and health initiatives. With over 30 years of experience and a human-centered leadership approach, Noel has guided a multidisciplinary team of more than 400 professionals, committed to excellence in transforming both education and healthcare. He is recognized for driving operational efficiency, streamlining processes, and optimizing resources to achieve peak performance across all organizational functions.

As the co-founder of Knotion and Varmond, Noel has pioneered breakthrough solutions that position both as global leaders in innovative education and health, directly impacting over 1 million people worldwide. His expertise extends to advising on the OECD’s Education 2030 Action Framework, and he is celebrated as a high-impact entrepreneur by Endeavor and a top EdTech leader by Holon IQ. In addition, Noel’s 11-year tenure as Local President of the Mexican Red Cross Council highlights his dedication to social impact, a role in which he earned the prestigious Generalísimo Morelos Award. Recognizing his significant contributions, he was awarded an Honorary Doctorate Degree (Honoris Causa) by CNDHC-UNAM.

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Hernan Ramirez, Chief Technology Officer

Hernan is a globally recognized technology visionary with over 20 years of experience in developing scalable and innovative solutions for top-tier international companies. Recognized by leading technology giants such as AWS, Apple, and Google for his exceptional architecture, performance, and groundbreaking work, Hernan excels in crafting cutting-edge solutions that harness advanced technologies tailored to the education and healthcare sectors.

Leveraging AI, machine learning, robust security protocols, top modern frameworks, and scalable architectures, Hernan drives growth and empowers organizations to achieve their strategic objectives. He spearheads cross-functional teams to build secure, cloud-based infrastructures that enhance operational efficiency and deliver transformative results. His strategic initiatives have enabled premier education and publishing firms, including Santillana and Knotion, to expand and implement revolutionary solutions across Latin America.

Committed to excellence and innovation, Hernan continuously pushes the boundaries of technology to solve complex challenges and foster sustainable growth. He holds a Master’s degree in Technology and Innovation and remains dedicated to advancing the field through continuous learning and leadership in cutting-edge technological advancements.

Noemi Trainor, Chief Innovation Officer

Award-winning visionary and transformational leader, Noemi drives impactful social change through pioneering innovation and strategic foresight. Renowned for merging design thinking with bold strategy, she crafts solutions that address complex challenges through cross-functional collaboration and inventive problem-solving.

Dedicated to revolutionizing K-12 learning, Noemi co-founded Knotion, a globally recognized institution that has redefined education in Latin America. Her mission to nurture conscious, socially responsible individuals has reached over a million learners, empowering them with the skills for the 5.0 era. With over 1,700 interactive digital books under her leadership, she has reshaped educational content to be more engaging and impactful.

As a trusted advisor for the OECD Education 2030 Framework, TEDx speaker (2022), and one of Holon IQ’s 200 Top EdTech Leaders, Noemí’s influence spans globally. She is also a high-impact Endeavor entrepreneur, an Apple Distinguished Educator, and one of Mexico’s Top 100 Most Influential Women Entrepreneurs. With an Honorary Doctorate (Honoris Causa) from CNDHC-UNAM, Noemí’s lifelong dedication to education continues to inspire and elevate future generations.

Aaron Trager, Head of Pharmacy

Aaron Trager is the Head of Pharmacy at Doc.com, where he drives the company’s pharmacy strategy, growth, and operational excellence. Before joining Doc.com, Aaron spent more than a decade successfully buying, growing, leading, and brokering pharmacies and medical clinics. As founder and CEO of his own healthcare company, he built a reputation for crafting win-win partnerships, transforming underperforming operations into thriving community pillars, and delivering strong returns while improving patient access to care. His track record of scaling businesses and forging strategic partnerships ultimately culminated in his company’s acquisition by Doc.com in 2024.

Aaron joined Doc.com because he saw in its mission—providing accessible, affordable healthcare to all—a rare opportunity to align his business acumen with a cause that matters deeply. He believes the future of healthcare lies at the intersection of innovation, technology, and compassion, and is committed to helping Doc.com realize that vision globally.

Earlier in his career, Aaron ran a company with fifty orthotic and rehabilitation clinics that was acquired by Centric Health. Prior to that, he practiced law at Shearman & Sterling (now Sherman A&O) in New York, where he represented clients ranging from victims of the Madoff Ponzi scheme to medical device inventors, alongside handling complex matters related to the financial crisis. He is a member of the American Society for Pharmacy Law and remains active in healthcare and legal industry circles.

25

Ignacio Valencia, Chief Business Development Officer

Global, results-driven visionary leader with a distinguished record in forming and developing high-performance teams and cultures within Fortune 100 corporations. Renowned for forging strategic partnerships with leading global organizations, spearheading successful turnarounds, and implementing innovative performance solutions that drive profitable and sustainable growth.

Ignacio possesses exceptional business acumen, complemented by strong analytical, problem-solving, and strategic planning skills. A top-performing and hands-on leader with extensive experience as a top-performing VP, GM, CRO, and CCO. Experienced in managing high-impact teams across B2B and B2C environments, spanning the industrial, education, and consumer product sectors.

An alumnus of ITESM, with a specialization in Business Development, and a graduate of esteemed programs at Harvard University (Top Management), Kellogg Graduate School of Management (Leadership & Profitable Marketing), and the University of California, Berkeley (Team Building), he embodies a commitment to excellence and continuous innovation.

Neil Kleinman, Head of Banking

Doc.com’s Head of Banking, is a seasoned business executive with over 30 years of experience in banking, finance, and operations. He has held leadership roles as Vice President of Finance, CEO, and CFO for multiple reporting companies, where he successfully managed accounting and finance operations, collaborated with PCAOB auditors, and ensured governance compliance. He was most recently Head of Debt Capital Markets of a Wall Street based brokerage firm. With a deep background in guiding companies through the capital markets at each phase of their growth across the entire capital stack. Neil has originated and underwritten over $2.25 billion in senior secured loan and equity commitments in industries such as technology, healthcare, and consumer products. His tenure at Bloomberg provided him with extensive insights into global financial markets, further strengthening his strategic leadership capabilities. Additionally, he has spearheaded corporate development for emerging technologies, including HIPAA-compliant cloud infrastructure and SaaS solutions. As Head of Banking, Neil will oversee Doc.com’s financing strategy, reporting, and operational coordination across its telehealth, pharmacy, and future insurance divisions, ensuring strong financial stewardship as the company continues its growth.

Itzel Ocampo, MD, Chief Science Officer and Director

With over a decade of experience at the intersection of e-health and clinical practice, she is a trailblazer committed to revolutionizing healthcare through innovative technology. As the architect behind advanced electronic health record systems, she has pioneered the integration of clinically relevant epidemiological data into AI-driven solutions. Her expertise in clinical modeling using OpenEHR technology—employed by the NHS in the UK—positions her as the only medical doctor in Latin America mastering this cutting-edge approach to clinical data mining.

Beyond her technological contributions, she leads as Chief of the Surgery Department and shapes the next generation of healthcare professionals as a clinical professor at two medical schools.

She holds a prestigious certification in Artificial Intelligence in Healthcare from the Massachusetts Institute of Technology (MIT), underscoring her commitment to bridging the gap between technology and medicine.

Lesly Kernisant, MD, Medical Director US

A board-certified senior physician with over two decades of experience, distinguished by an unwavering commitment to excellence in patient care. Throughout his career, Dr. Kernisant has successfully treated over half a million patients, earning a reputation as a trusted leader in the medical field. Currently serving as Medical Director in the U.S., he leads a national telemedicine network and directs a dedicated team of healthcare professionals.

Under his leadership, this network consistently delivers high-quality, accessible care to patients across the country, advancing telemedicine and redefining patient-centered healthcare.

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Daniel Fraser, Blockchain Deployment Director

Daniel Fraser serves as Blockchain Deployment Director at Doc.com. At the forefront of the company’s blockchain strategy, Daniel defines and leads the vision, technical architecture, and deployment of decentralized technologies that enhance transparency, security, and operational efficiency across Doc.com’s platforms. With over two decades of experience in the UK Oil & Gas sector, Daniel managed the asset integrity of offshore installations, driving the deployment of cutting-edge technologies and digital solutions in complex, high-stakes environments. His strategic oversight of operations with leading international firms, including Total Energies laid the groundwork for his transition into blockchain and emerging technologies. As a long-time believer in the transformative power of decentralised systems, Daniel began investing in Bitcoin over a decade ago. His interest evolved into a deep professional focus as he studied blockchain technology and its potential to solve critical challenges in business and beyond. This combination of technical knowledge and industry experience informs his strategic approach at Doc.com.

Daniel holds a Master’s degree in Mechanical Engineering and a Diploma in Business Studies. He is also a Chartered Engineer through the Institution of Mechanical Engineers (IMechE). His work sits at the intersection of engineering discipline, business acumen, and technological innovation, driving the future of decentralized healthcare solutions.

Rocio Nader, Chief Legal Director

Rocio Nader is a legal and compliance professional with international experience in financial services, regulatory compliance, corporate governance, and risk management. She previously served as a compliance officer at American Express, specializing in anti-money laundering (AML), financial crime prevention, and regulatory frameworks. She has advised technology and healthcare companies on cross-border compliance, telemedicine regulation, and corporate operations, and has experience in both corporate compliance and financial crime litigation. She holds a Bachelor of Laws (LL.B.) and a Master of Laws (LL.M.).

Sergio del Valle, Independent Board Member and Chair of the Audit Committee

Sergio del Valle is a dynamic leader in finance, renowned for his expertise in private equity, investment banking, and corporate governance. As an Independent Board Member and Chair of the Audit Committee at Doc.com, he ensures financial integrity and strategic oversight for one of the most innovative companies in healthcare technology. His impressive career spans leadership roles at Wamex Private Equity, where he directed high-impact investments and chaired audit committees for top-performing portfolio companies. He also brought his vision to global finance powerhouses like Deutsche Bank and Grupo Televisa, driving major capital market and M&A initiatives. An Industrial Engineering graduate from Universidad Panamericana with advanced executive training from IPADE Business School, Sergio combines analytical precision with bold decision-making, making him a key player in shaping Doc.com’s future.

Jose Pablo Chico, Independent Board Member and Member of the Audit Committee

Jose Pablo Chico is a seasoned business professional with over a decade of experience at Lava Tap S.A. de C.V., a prominent company in Mexico’s cleaning and maintenance industry. Born and raised in Mexico City, he has demonstrated extensive industry expertise and a commitment to a client-first approach, underscored by clear communication and personalized service. Mr. Gomez Vega’s strategic oversight and proven ability to guide complex decision-making processes have contributed significantly to the company’s success. In addition to his role at Lava Tap, his active involvement as an investor in a skincare company and his engagement in community initiatives further highlight his multifaceted business acumen. These qualifications support his candidacy as a member of the Audit Committee, where his strategic insight and experience in corporate oversight are expected to add substantial value.

Fernando Braun, Independent Board Member and Member of the Audit Committee

Fernando Braun is a visionary entrepreneur with over 15 years of progressive leadership experience spanning diverse industries. As CEO and Co-Founder of 2250 since early 2019, he has been pivotal in revolutionizing the skincare landscape by harnessing advanced artificial intelligence to create personalized, research-backed skincare solutions that honor the uniqueness of every individual. Prior to his current role, Fernando demonstrated his strategic and operational prowess at Cultura Colectiva, serving as both Chief Sales Officer and Managing Director, where he led innovative sales strategies and expanded new business opportunities. Earlier in his career, he held key revenue and sales leadership positions at Orange Communications and played instrumental roles in driving market growth with Grupo Mundo Ejecutivo and Auge. Fernando’s strong academic foundation—anchored by a Bachelor of Science in Economics from Universidad Iberoamericana and further studies at Universidad de Monterrey—is complemented by certifications from Y Combinator’s Startup School and the QUAY Acceleration Program, underscoring his commitment to innovation and excellence in business.

Family Relationships

Noel Trainor and Noemi Trainor are married to one another. Ignacio Valencia is a sibling of Noemi Trainor. Rocio Nader is a sibling of Charles Nader.

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EXECUTIVE COMPENSATION

Summary compensation table

The table below summarizes all compensation awarded to, earned by, or paid to our officers.

Name and Principal Position	Nine Months ended September 30,	Salary ($)	Bonus ($)	Stock-based Compensation ($)	Total Compensation ($)
Charles Nader Chief Executive Officer	2025	309,472	–	–	309,472
	2024	8,800	–	–	8,800
Jamie Freed Chief Marketing Officer	2025	–	–	–	–
	2024	–	–	30,000	30,000
Alejandro Ulloa Chief Financial Officer	2025	119,469	–	800,000	919,469
Noel Trainor Chief Operating Officer	2025	173,553	–	2,000,000	2,173,553
Hernan Ramirez Chief Technology Officer	2025	144,535	–	2,000,000	2,144,535
Noemi Valencia Chief Innovation Officer	2025	173,553	–	2,000,000	2,173,553
Aaron Trager Head of Pharmacy	2025	72,899	31,233	432,000	536,132
Ignacio Valencia Chief Business Development Officer	2025	241,048	–	2,000,000	2,241,048
Neil Kleiman Head of Banking	2025	48,750	–	–	48,750
Itzel Ocampo Chief Science Officer	2025	91,768	–	–	91,768
Lesly Kernisant Medical Directors US	2025	–	–	–	–
Daniel Fraser Blockchain Deployment Director	2025	50,000	–	–	50,000
Rocio Nader Chief Legal Director	2025	9,010	–	–	9,010

Employment agreements

The Company has entered into employment agreements with each of its executive officers. These agreements are designed to comply with applicable labor laws and regulatory requirements in the relevant jurisdictions in which the Company operates. Executive compensation arrangements are intended to be competitive with market practices and generally consist of three primary components: (i) fixed compensation, including base salary and customary employee benefits; (ii) performance-based annual cash bonuses; and (iii) long-term equity-based incentives, which may include the opportunity to acquire equity interests in the Company, subject to applicable plans and agreements.

The Company believes that these compensation arrangements are structured to align the interests of management with those of the Company and its shareholders, while supporting the attraction, retention, and motivation of experienced executive talent necessary to execute the Company’s business strategy over the medium and long term.

Director compensation

The table below summarizes all compensation awarded to, earned by, or paid to our directors.

Name and Principal Position	Nine Months ended September 30,	Salary ($)	Bonus ($)	Stock-based Compensation ($)	Total Compensation ($)
Charles Nader Director	2025	–	–	–	–
	2024	–	–	–	–
Jamie Freed Director	2025	–	–	–	–
	2024	–	–	–	–
Itzel Ocampo Director	2025	–	–	–	–
Sergio del Valle Independent Director, Audit Committee	2025	–	–	$15,000	$15,000
Jose Pablo Chico Independent Director, Audit Committee	2025	–	–	$15,000	$15,000
Fernando Braun, Independent Director, Audit Committee	2025	–	–	$15,000	$15,000

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PRINCIPAL SHAREHOLDERS

The following table sets forth as of the date of this Offering Circular, certain information regarding beneficial ownership of our common stock by:

1.	Each executive officer
2.	Each person known to us to beneficially own 5% or more of our common stock;
3.	Each director; and
4.	All of our executive officers and directors as a group.

Class A & B Common Stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Control	Percent of class Before Offering	Percent of class After Offering	Percent of voting power of class pre-Offering	Percent of voting power of class post-Offering
(1)	(2)	(3)	(4)	(5)	(6)
Directors and Officers:

Charles Nader,
Chairman, Director, Chief Executive Officer
Class A shares	145,000,003.50	75.46%	74.30%	29.46%	29.28%

Charles Nader,
Chairman, Director, Chief Executive Officer
Class B shares (20X vote)	15,000,000	100.00%	100.00%	60.96%	60.59%

Charles Nader total voting power				90.42%	89.87%

Jamie Freed, Director, Chief Marketing Officer
Class A shares	8,000,000	4.16%	4.10%	1.63%	1.62%

Noel Trainor, Chief Operating Officer
Class A shares issuable	500,000	0.26%	0.26%	0.10%	0.10%

Hernan Ramirez, Chief Technology Officer
Class A shares issuable	500,000	0.26%	0.26%	0.10%	0.10%

Noemi Valencia, Chief Innovation Officer
Class A shares issuable	500,000	0.26%	0.26%	0.10%	0.10%

Ignacio Valencia, Chief Business Development Officer
Class A shares issuable	500,000	0.26%	0.26%	0.10%	0.10%

Alejandro Ulloa, Chief Financial Officer
Class A shares issuable	200,000	0.10%	0.10%	0.04%	0.04%

Aaron Trager, Head of Pharmacy
Class A shares issuable	108,000	0.06%	0.06%	0.02%	0.02%

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DESCRIPTION OF SECURITIES

Class A Common Stock

Voting Rights. The holders of the Class A common stock are entitled to one vote for each share held on record on all matters submitted to a vote of the shareholders.

Dividends. Subject to preferences that may be applicable to any then-outstanding preferred stock (in the event we create preferred stock), holders of our Class A common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of our Class A common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then- outstanding shares of preferred stock that may be created in the future.

Other Rights. Holders of our Class A common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Class A common stock.

As of the date of this Offering Circular our transfer agent is Vstock.

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PLAN OF DISTRIBUTION

The Company is offering up to 3,000,000 shares of its common stock, at an offering price of $8.00 per share (the “Offered Shares”). This Offering will terminate twelve months from the day the Offering is qualified, subject to extension for up to ninety (90) days or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). There is no minimum purchase requirement for an investor.

Subscriptions are irrevocable and the purchase price is non-refundable. All proceeds received by the Company from subscribers for the Offered Shares will be available for use by the Company upon acceptance of subscriptions by the Company.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F) of the Securities and Exchange Commission.

This Offering will be conducted on a “best-efforts” basis. The Class A shares will be offered by the Company’s officers and directors. Our officers and directors will not register as broker-dealers pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of Rule 3a4-1, of the Securities and Exchange Commission. No person will receive any commission or any other remuneration in connection with this Offering.

Pricing of the Offering

As of the date of this Offering Circular there was no public market for the Company’s common stock. The public offering price was arbitrarily determined by the Company. The principal factors considered in determining the public offering price include:

1.	the information set forth in this Offering Circular and otherwise available;
2.	the Company’s history and prospects and the history of and prospects for the industry in which the Company competes;
3.	the Company’s past and present financial performance;
4.	the Company’s prospects for future earnings and the present state of its development;
5.	the general condition of the securities markets at the time of this Offering; and
6.	other factors deemed relevant by the Company.

How to Subscribe

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the common stock in this offering, you should complete the following steps:

1.	Go to the subscription link, click on the “Invest Now” button;
2.	Complete the online investment form;
3.	Deliver funds directly by check, wire, debit card, or electronic funds transfer via ACH to the specified account;
4.	Once funds or documentation are received an automated AML verification will be performed to verify the identity and status of the investor;
5.	Once AML is verified, investors will electronically receive, review, execute and deliver to us a Subscription Agreement.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription.

If a subscription is rejected, all funds will be returned to subscribers within thirty days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber.

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Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

1.	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

2.	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

3.	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

4.	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

5.	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

6.	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor; or

7.	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares.

32

SHARES ELIGIBLE FOR FUTURE SALE

All of our outstanding shares not sold in this Offering will be “restricted securities”“ as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rule is summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least one year, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

1.	1% of the number of shares of our Common Stock then outstanding; or

2.	The average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person with the SEC of a notice on Form 144 with respect to the sale provided that, in each case, we have been subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Persons relying on Rule 144 to transact in our Common Stock must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

33

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed for the Company by FOLEY & LARDNER, LLP.

As of the date of this filing, the Company is not a party to any material legal proceedings, and to the Company’s knowledge, no such proceedings are threatened.

34

INDEMNIFICATION

The Delaware General Corporation Law provides that the Company may indemnify its current or former officers, directors, employees, agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the Company’s best interest.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event, a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling persons is successful in the defense of any action, suit or proceeding is asserted by such person being a director, officer, or controlling individual in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

35

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports and other information with the SEC pursuant to the Securities Exchange Act of 1934. The SEC maintains an Internet website that contains reports, and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

36

DOC.COM INC.

3,000,000 CLASS A SHARES OF COMMON STOCK

$8.00 PER SHARE

We have not authorized any dealer, salesperson or other person to give you written information other than this Offering Circular or to make representations as to matters not stated in this Offering Circular. You must not rely on unauthorized information. This Offering Circular is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Offering Circular nor any sales made hereunder after the date of this Offering Circular shall create an implication that the information contained herein nor the affairs of the Company have not changed since the date hereof.

THE DATE OF THIS OFFERING CIRCULAR IS February 02, 2026

37

DOC.COM INC.

September 30, 2025

(Expressed in U.S. dollars)

Index
Condensed consolidated interim balance sheets as of September 30, 2025 (unaudited) and December 31, 2024	F–2

Condensed consolidated interim statements of operations and other comprehensive loss for the three and nine months ended September 30, 2025 and 2024 (unaudited)	F–3

Condensed consolidated interim statements of stockholders’ equity (deficit) for the three and nine months ended September 30, 2025 and 2024 (unaudited)	F–4

Condensed consolidated interim statements of cash flows for the nine months ended September 30, 2025 and 2024 (unaudited)	F–6

Notes to the unaudited condensed consolidated interim financial statements	F–7

F-1

Doc.Com Inc

Condensed Consolidated Interim Balance Sheets

(Expressed in U.S. dollars)

	September 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents (Note 8)	$2,199,291	$2,396,429
Amounts receivable, net	3,621,814	2,332,913
Prepaid expenses (Note 9)	849,457	737,210
Advance	2,090,000	–
Inventory	127,366	75,000
Convertible note receivable – related party (Note 18)	10,000	10,000
Other current assets	–	65,141
Total current assets	8,897,928	5,616,693

Property and equipment, net (Note 11)	352,171	338,616
Finance lease assets, net (Note 13)	2,518,665	1,764,035
Operating lease assets, net (Note 13)	268,247	285,716
Intangible assets, net (Note 12)	23,049,803	24,271,834
Investments in private companies (Note 10)	1,837,728	1,614,875
Goodwill (Notes 4 and 12)	67,663,318	67,663,318
Deposits	48,800	40,000
Deferred issuance costs (Notes 17 and 19)	13,866,072	13,866,072
Total assets	$118,502,732	$115,461,159

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,785,990	$1,919,172
Deferred revenue	14,163,575	8,835,254
Due to related parties (Note 18)	120,033	107,533
Due to former shareholders of TMB Financial S.A. DE D.V. (Note 4)	49,248,249	50,000,000
Due to former equity holder of 405 Ontario (Notes 4 and 18)	252,739	1,502,357
Promissory note (Note 16)	–	98,249
Short-term bank loans	6,001,380	4,314,780
Current portion of accrued interest payable (Note 15)	–	237,598
Current portion of secured convertible notes payable (Note 15)	–	715,504
Current portion of finance lease liabilities (Note 13)	1,394,782	680,825
Current portion of operating lease liabilities (Note 13)	86,469	67,946
Total current liabilities	73,053,217	68,479,218

Finance lease liabilities, non-current portion (Note 13)	1,384,941	1,200,093
Operating lease liabilities, non-current portion (Note 13)	181,778	217,770
Long-term debt	10,254,135	10,812,796
Total liabilities	$84,874,071	$80,709,877

Commitments and contingencies	–	–

Shareholders’ equity
Preferred stock, (75,000,000 shares authorized, $.000001 par value, 0 issued as of September 30, 2025 and December 31, 2024)	–	–
Common stock, Class A (800,000,000 shares authorized, $.000001 par value,187,037,269 and 185,619,130 issued as of September 30, 2025 and December 31, 2024, respectively)	187	185
Common stock, Class B (50,000,000 shares authorized, $.000001 par value,15,000,000 issued as of September 30, 2025 and December 31, 2024)	15	15
Common stock, Class C (75,000,000 shares authorized, $.000001 par value,0 issued as of September 30, 2025 and December 31, 2024)	–	–
Shares to be issued	10,457,594	73,596
Subscriptions received	8,471,328	1,190,803
Additional paid in capital	43,968,411	42,430,890
Accumulated deficit	(28,771,971)	(9,702,776)
Accumulated other comprehensive (loss) income	(496,903)	758,569
Total shareholders’ equity	33,628,661	34,751,282

Total liabilities and shareholders’ equity	$118,502,732	$115,461,159

Nature of operations (Note 1) and going concern (Note 2)

Commitments and contingencies (Note 19)

Subsequent events (Note 21)

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements

F-2

Doc.Com Inc.

Condensed Consolidated Interim Statements of Operations and Other Comprehensive Loss

(Expressed in U.S. dollars)

(Unaudited)

	For the Three Months Ended September 30, 2025	For the Three Months Ended September 30, 2024	For the Nine Months Ended September 30, 2025	For the Nine Months Ended September 30, 2024
Sales	$3,248,537	$1,211,334	$13,174,729	$1,211,334
Cost of sales (Notes 12 and 13)	(1,159,164)	(632,829)	(5,281,182)	(632,829)
Gross profit	2,089,373	578,505	7,893,547	578,505

Operating expenses:
Advertising and marketing	177,820	28,371	482,399	45,511
Amortization and depreciation (Notes 11 and 12)	174,024	171,131	516,982	171,131
Foreign exchange loss	362,306	11,566	695,675	11,566
General and administrative (Note 6)	6,998,598	3,018,178	23,561,293	3,121,762
Legal and professional fees (Note 7)	287,875	213,598	567,176	293,423
Research and development	–	8,000	113,052	11,000
Total operating expenses	8,000,623	3,450,844	25,936,577	3,654,393

Operating loss	(5,911,250)	(2,872,339)	(18,043,030)	(3,075,888)

Other income and expenses
Interest expense (Notes 13 and 15)	(585,911)	(438,702)	(1,735,916)	(438,702)
Interest income	46,060	71,352	52,236	–
Gain on debt extinguishment	–	20,000	–	20,000
Unrealized loss on promissory note (Note 16)	–	–	(1,751)	–
Other income	52,247	46,121	659,266	46,121
Total other expenses	(487,604)	(301,229)	(1,026,165)	(372,581)

Net loss	$(6,398,854)	$(3,173,568)	$(19,069,195)	$(3,448,469)

Foreign currency translation	(487,214)	209,812	(1,255,472)	209,812
Comprehensive loss	$(6,886,068)	$(2,963,756)	$(20,324,667)	$(3,238,657)

Loss per share:
Basic	$(0.03)	$(0.02)	$(0.10)	$(0.02)
Diluted	$(0.03)	$(0.02)	$(0.10)	$(0.02)

Shares used in computing loss per share:
Basic	187,008,736	173,279,929	186,887,296	169,435,899
Diluted	187,008,736	173,279,929	186,887,296	169,435,899

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements

F-3

Doc.Com Inc.

Condensed Consolidated Interim Statements of Shareholders’ Equity (Deficit)

(Expressed in U.S. dollars)

(Unaudited)

	Class A common stock		Class B common stock		Shares		Additional		Accumulated other
	Number of shares	Amount	Number of shares	Amount	to be issued	Subscriptions received	paid in capital	Accumulated deficit	comprehensive income	Total

Balance, December 31, 2023 (Audited)	159,955,880	$160	15,000,000	$15	$4,360	$–	$1,550,975	$(2,495,526)	$–	$(940,016)

Issuance of common stock for services	8,579,873	8	–	–	–	–	85,790	–	–	85,798
Issuance of common stock for cash	2,778,300	3	–	–	(4,360)	(25,072)	76,857	–	–	47,428
Share cancellation	(15,000)	–	–	–	–	–	(150)	–	–	(150)
Net loss for the period	–	–	–	–	–	–	–	(160,058)	–	(160,058)

Balance, March 31, 2024	171,299,053	$171	15,000,000	$15	$–	$(25,072)	$1,713,472	$(2,655,584)	$–	$(966,998)

Issuance of common stock for services	42,000	–	–	–	–	–	420	–	–	420
Issuance of common stock for cash	61,834	–	–	–	50,220	25,072	61,857	–	–	137,149
Net loss for the period	–	–	–	–	–	–	–	(114,843)	–	(114,843)

Balance, June 30, 2024	171,402,887	$171	15,000,000	$15	$50,220	$–	$1,775,749	$(2,770,427)	$–	$(944,272)

Issuance of common stock for services	4,000,000	4	–	–	–	–	39,996	–	–	40,000
Issuance of common stock for cash	109,975	–	–	–	(38,063)	–	84,348	–	–	46,285
Issuance of common stock for share exchange agreement	6,250,000	6	–	–	–	–	24,999,994	–	–	25,000,000
Comprehensive loss for the period	–	–	–	–	–	–	–	(3,173,568)	209,812	(2,963,756)

Balance, September 30, 2024	181,762,862	$181	15,000,000	$15	$12,157	$–	$26,900,087	$(5,943,995)	$209,812	$21,178,257

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements

F-4

Doc.Com Inc.

Condensed Consolidated Interim Statements of Shareholders’ Equity (Deficit)

(Expressed in U.S. dollars)

(Unaudited)

	Class A common stock		Class B common stock		Shares		Additional		Accumulated other
	Number of shares	Amount	Number of shares	Amount	to be issued	Subscriptions received	paid in capital	Accumulated deficit	comprehensive income (loss)	Total

Balance, December 31, 2024 (Audited)	185,619,130	$185	15,000,000	$15	$73,596	$1,190,803	$42,430,890	$(9,702,776)	$758,569	$34,751,282

Issuance of common stock for services	1,250	–	–	–	–	(5,000)	5,000	–	–	–
Issuance of common stock for cash	2,000	–	–	–	–	–	8,000	–	–	8,000
Units to be issued	–	–	–	–	–	5,558,427	–	–	–	5,558,427
Shares to be issued	–	–	–	–	9,026,872	–	–	–	–	9,026,872
Convertible debt conversion	1,273,014	1	–	–	–	–	957,022	–	–	957,023
Comprehensive loss for the period	–	–	–	–	–	–	–	(12,896,144)	121,784	(12,774,360)

Balance, March 31, 2025	186,895,394	$186	15,000,000	$15	$9,100,468	$6,744,230	$43,400,912	$(22,598,920)	$880,353	$37,527,244

Issuance of common stock for services	16,875	–	–	–	(52,500)	–	67,500	–	–	15,000
Units to be issued	–	–	–	–	–	744,098	–	–	–	744,098
Shares to be issued	–	–	–	–	560,708	–	–	–	–	560,708
Comprehensive loss for the period	–	–	–	–	–	–	–	225,803	(890,042)	(664,239)

Balance, June 30, 2025	186,912,269	$186	15,000,000	$15	$9,608,676	$7,488,328	$43,468,412	$(22,373,117)	$(9,689)	$38,182,811

Issuance of common stock for services	125,000	1	–	–	(102,283)	–	499,999	–	–	397,717
Units to be issued	–	–	–	–	–	983,000	–	–	–	983,000
Shares to be issued	–	–	–	–	951,201	–	–	–	–	951,201
Comprehensive loss for the period	–	–	–	–	–	–	–	(6,398,854)	(487,214)	(6,886,068)

Balance, September 30, 2025	187,037,269	$187	15,000,000	$15	$10,457,594	$8,471,328	$43,968,411	$(28,771,971)	$(496,903)	$33,628,661

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements

F-5

Doc.Com Inc.

Condensed Consolidated Interim Statements of Cash Flows

(Expressed in U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30, 2025	For the Nine Months Ended September 30, 2024
Cash provided by (used in):

Operating activities
Net loss for the period	$(19,069,195)	$(3,448,469)
Adjustment to net loss for the period for non-cash items
Amortization and depreciation	516,982	171,131
Amortization and depreciation in cost of sales	3,037,172	632,829
Accrued interest	–	107,424
Bad debt	–	1,313,150
Stock-based compensation	10,560,799	126,068
Unrealized loss on promissory note	1,751	–

Changes in non-cash working capital balance:
Increase in accounts receivable	(1,288,901)	(1,817,907)
Increase in advance	(2,090,000)	–
Decrease (increase) in prepaid expenses	278,452	(9,109)
Increase in deposits	(8,800)	–
Increase in inventory	(52,366)	–
Decrease (increase) in other current assets	65,141	(79,000)
Decrease in accounts payable and accrued liabilities	(129,261)	(45,902)
Increase in deferred revenue	5,328,321	7,339,078
Net cash (used in) provided by operating activities	(2,849,905)	4,289,293

Investing activities
Acquisitions of Knotion and TMB, net of cash acquired	–	1,711,702
Payments to former shareholders of TMB Financial S.A. DE D.V.	(751,751)	–
Payments to former equity holder of 405 Ontario	(1,249,618)	–
Purchases of property, plant and equipment	(103,764)	–
Capitalization of intangible assets	(1,256,965)	–
Purchase of related party convertible note	–	(10,000)
Net cash (used in) provided by investing activities	(3,362,098)	1,701,702

Financing activities
Advance from related parties, net	12,500	26,700
Payments of long-term debt, net	(558,661)	(2,297,003)
Payments of short-term bank loans, net	–	(524,070)
Proceeds from the issuance of common stock	8,000	230,862
Proceeds from subscriptions received	7,285,525	–
Proceeds from bank credit loans	1,091,160	–
Principal payments on finance lease obligation	(1,103,702)	(155,672)
Repayment of promissory note	(100,000)	–
Net cash provided by (used in) financing activities	6,634,822	(2,719,183)

Effect of exchange rate on cash	(619,957)	(982,593)

Increase in cash and cash equivalents	422,819	3,271,8122
Cash and cash equivalents, beginning of period	2,396,429	664
Cash and cash equivalents, end of period	$2,199,291	$2,289,883

Supplemental cash flow disclosures:
Interest paid	$1,948,557	$989,911
Income tax paid	–	–

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements

F-6

Doc.Com Inc.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

September 30, 2025

(Expressed in U.S. dollars)

NOTE 1 - NATURE OF OPERATIONS

Doc.com Inc. is a Delaware-incorporated digital healthcare technology company founded on March 31, 2021, headquartered in New York City. The company operates at the intersection of telehealth services, healthcare software platforms, and healthcare product distribution, leveraging advanced technologies including artificial intelligence and blockchain.

CORE BUSINESS MODEL

Doc.com provides an integrated AI powered and blockchain secured digital healthcare ecosystem connecting patients with licensed healthcare professionals through a telehealth platform. The company’s distinctive approach offers initial consultations at no cost to patients, democratizing access to essential medical care. Revenue is generated through multiple streams including consultation fees, prescription fulfillment via the company’s vertically integrated Flatiron Pharmacy LLC, over-the-counter product sales, advertising, and subscription services.

TECHNOLOGY INFRASTRUCTURE

The company has developed a comprehensive technology stack comprising Patient-facing application for telehealth consultations, product purchases, and health record management, Vendor marketplace platform for inventory and sales analytics, Healthcare professional portal for credential management and consultation delivery, Financial ERP systems for transparent operations and reporting, AI and data analytics tools to optimize workflow efficiency and provide clinical insights, Blockchain-enabled solutions for enhanced data security and traceability.

All systems operate within HIPAA-compliant environments utilizing healthcare industry-standard cybersecurity practices.

STRATEGIC EXPANSION

Doc.com has expanded beyond core telehealth services through the strategic acquisition of Knotion, S.A. DE C.V., an award-winning education technology company based in Mexico. This acquisition enhances the company’s software development capabilities, data analytics resources, and content delivery infrastructure. The company initially launched services in West Virginia and plans to expand throughout the United States and internationally, subject to regulatory compliance.

MARKET POSITION AND COMPETITIVE ADVANTAGE

Operating in the rapidly growing telehealth market accelerated by COVID-19, Doc.com differentiates itself through:

●	Free initial consultations removing financial barriers to healthcare access

●	AI-driven diagnostic support and personalized healthcare experiences

●	Vertical integration including proprietary pharmacy operations

●	Blockchain technology for enhanced security and data integrity

●	Strategic partnerships fostering a collaborative healthcare innovation ecosystem

The company competes in highly competitive markets against well-established entities with greater resources but positions itself as an innovation leader through its technology-first, accessibility-focused approach.

GROWTH STRATEGY

Doc.com continues to pursue strategic acquisitions to enhance capabilities in AI, telehealth, logistics, blockchain, and other emerging technologies. The company seeks opportunities with strong operational synergies, though acquisitions remain subject to target identification, financing, regulatory approvals, and successful integration.

F-7

NOTE 2 – GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

As of September 30, 2025, the Company had not yet achieved profitable operations and expects to incur further losses in the development of its business. As reflected in the accompanying financial statements, the Company had an accumulated deficit of $28,771,971 and working capital deficit of $64,155,289 at September 30, 2025. This factor among others raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management plans to finance its operations through the sale of equity and/or from related party advances. However, there is no assurance of additional funding being available.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These condensed consolidated interim financial statements are unaudited and have been prepared in accordance with the rules of the Securities and Exchange Commission for interim statements. Certain information and footnote disclosures required by United States Generally Accepted Accounting Principles (“U.S. GAAP”) have been condensed or omitted as permitted by such rules, although the Company believes that the disclosures included are adequate to make the information presented not misleading. The condensed consolidated interim financial statements included herein are expressed in United States dollars. In the opinion of management, all adjustments (all of which are of a normal recurring nature) and disclosures necessary for a fair presentation of these condensed consolidated interim financial statements have been included. The Company’s fiscal year end is December 31.

On February 28, 2023, the Company’s shareholders approved a 3.5 for 1 forward stock split of all classes of preferred and common stock, and the conversion of 15,000,000 shares of Class A Common Stock to 15,000,000 shares of Class B Common Stock. All preferred stock, common stock and per share data in these financial statements and footnotes have been retrospectively updated, as required.

Principles of Consolidation

The condensed consolidated interim financial statements include the accounts for the Company and its subsidiaries. The accounts of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All significant inter-company balances and transactions, unrealized gains or losses on transactions between the entities have been eliminated upon consolidation. Certain prior period amounts have been reclassified to conform to the current period presentation. There was no effect on net loss or shareholders’ equity as previously reported as a result of reclassifications.

Subsidiaries	Location	Ownership interest	Functional currency
TMB Financial, S.A. DE D.V.	Mexico	100%	Mexican peso
Knotion, S.A. DE C.V.	Mexico	100%	Mexican peso
2345405 Ontario, Inc.	Canada	100%	Canadian dollar
RX Angle, Inc.	USA	100%	U.S. dollar
Flat Iron Pharmacy, LLC	USA	100%	U.S. dollar

Subsidiaries are all entities over which the Company, either directly or indirectly, has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. Where the group does not directly hold more than one half of the voting rights, significant judgment is used to determine whether control exists. These significant judgments include assessing whether the group can control the operating policies through the group’s ability to appoint most directors to the board. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group until the date on which control ceases.

Use of Estimates

The preparation of the condensed consolidated interim financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term. All amounts are rounded to the nearest whole dollar upon presentation so certain sums or differences may reflect a rounding difference in some instances.

Examples of reported amounts that rely on significant estimates include revenue recognition, allowance for credit losses, assets acquired and liabilities assumed in business combinations, capitalization of software development costs, certain amounts relating to the accounting for income taxes, including valuation allowance, stock-based compensation expense, operating lease right-of-use assets and operating lease liabilities, and pension obligations. Significant estimates are also used in determining the recoverability and fair value of property and equipment, operating lease right-of-use assets, goodwill and intangible assets.

Foreign Currency Translation

The condensed consolidated interim financial statements are presented in U.S. dollars. The functional currency of the Company and its wholly owned subsidiaries, RX Angle, Inc. and Flat Iron Pharmacy, LLC, are the U.S. dollar. The functional currency of TMB Financial, S.A. DE D.V. and Knotion, S.A. DE C.V. are the Mexican Peso. The functional currency of 2345405 Ontario, Inc. is the Canadian dollar. Translation of functional currencies to reporting currencies for assets and liabilities is done using the exchange rates at each balance sheet date; revenue and expenses are translated at average rates prevailing during the reporting period or at the date of the transaction; shareholders’ equity is translated at historical rates. Adjustments resulting from translating the consolidated interim financial statements into the U.S. dollar are recorded as a separate component of accumulated other comprehensive loss in the statement of changes in stockholders’ equity (deficit).

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations. As of September 30, 2025, the Company is operating as a going concern. See Note 2 for additional information.

F-8

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of September 30, 2025 and December 31, 2024, the Company had $2,199,291 and $2,396,429 cash and cash equivalents, respectively.

Property, Equipment and Leased Assets

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When property and equipment are retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation of the company’s property and equipment are calculated using the following terms and methods:

Computer equipment	Straight-line	3.33 years
Investments in schools	Straight-line	10 years
Furniture and office equipment	Straight-line	10 years
Other property and equipment	Straight-line	5-10 years
Building	Straight-line	39 years
Computer equipment (under lease)	Straight-line	Lesser of the lease term or estimated useful life
Vehicles (under lease)	Straight-line	Lesser of the lease term or estimated useful life

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.

Intangibles

The Company has applied the provisions of ASC 350, Intangibles - goodwill and other, in accounting for its intangible assets. Intangible assets subject to amortization are amortized on a straight-line method over the useful life of the respective intangibles. The following useful lives are used in the calculation of amortization:

Digital platform	Straight-line	6.67 years
Customer relationships	Straight-line	4.89 years
Medical license	n/a	Indefinite-life

The Company periodically evaluates the reasonableness of the useful lives of these assets. Once these assets are fully amortized, they are removed from the accounts. These assets are reviewed for impairment or obsolescence when events or changes in circumstances indicate that the carrying amount may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows or other valuation techniques.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. The Company conducts an annual assessment of its goodwill for impairment. If the carrying value of its goodwill exceeds its fair value, then impairment has been incurred; accordingly, a charge to the Company’s operations results will be recognized during the period. Impairment losses on goodwill are not reversed. Fair value is generally determined using a discounted expected future cash flow analysis.

Business Combinations

A business combination is a transaction or other event in which control over one or more businesses is obtained. A business is an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs or other economic benefits. A business consists of inputs and processes applied to those inputs that have the ability to create outputs that provide a return to the Company. A business need not include all of the inputs and processes that were used by the acquiree to produce outputs if the business can be integrated with the inputs and processes of the Company to continue to produce outputs. The Company considers several factors to determine whether the set of activities and assets is a business.

Business acquisitions are accounted for using the acquisition method whereby acquired assets and liabilities are recorded at fair value as of the date of acquisition with the excess of the purchase consideration over such fair value being recorded as goodwill. If the fair value of the net assets acquired exceeds the purchase consideration, the difference is recognized immediately as a gain in the consolidated statement of operations. Acquisition related costs are expensed during the period in which they are incurred, except for the cost of debt or equity instruments issued in relation to the acquisition which is included in the carrying amount of the related instrument. If the assets acquired are not a business, the transaction is accounted for as an asset acquisition.

F-9

Leases

The Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases, and are recorded on the consolidated balance sheet as both a right of use asset and a lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset results in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred.

In calculating the right of use asset and lease liability, the Company elects to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less as an accounting policy election, and recognizes rent expense on a straight-line basis over the lease term.

Inventory

Inventory primarily consists of over-the-counter medications, prescription drugs, health and beauty products, supplies, and general merchandise for resale located within the pharmacy store front. Inventories are stated at the lower of cost or net realizable value. The Company evaluates the carrying value of inventory on a regular basis. Inventory is written down for estimated obsolescence or excess quantities based on assumptions about future demand and market conditions. Write-downs are recorded as a component of cost of goods sold in the period in which the loss occurs.

Fair Value Measurements

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the consolidated financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

●	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

●	Level 3 inputs are unobservable inputs for the asset or liability. The carrying amounts of financial assets such as cash approximate their fair values because of the short maturity of these instruments.

Earnings (Loss) Per Share

Earnings (loss) per share and diluted earnings (loss) per share, which are the same as the date of issued financial statements, are based on shares issued and retrospectively adjusted for the forward stock split. The diluted earnings per common share calculation for the period ended September 30, 2025 and 2024 excluded the effect of nil and 1,214,261 potential shares of common stock, respectively, because the assumed conversion of the Company’s convertible notes were anti-dilutive.

F-10

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

For the current period, the Company is taxed as a C corporation. The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of September 30, 2025, the unrecognized tax benefits accrual was zero.

Revenue Recognition

The Company applies the principles of ASC 606, Revenue from Contracts with supplies and customers (“ASC 606”). Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following steps:

(i)	identify the contract(s) with a customer,
(ii)	identify the performance obligations in the contract,
(iii)	determine the transaction price,
(iv)	allocate the transaction price to the performance obligations in the contract and
(v)	recognize revenue when (or as) the entity satisfies a performance obligation.

At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company and its subsidiaries have the following revenue streams which are recognized over a period of time:

Knotion Educational Model (SaaS)

Knotion’s main revenue stream is comprised of the licensing of its all-in-one educational solution, which provides schools with a comprehensive learning ecosystem through a licensed access to the company’s digital platform software. The Company delivers SaaS that provide customers with access to SaaS related support and updates during the term of the arrangement. The Company receives payments both upfront and over time as services are performed. Revenues are recognized over the contract term as the customer simultaneously receives and consumes the benefits of the license subscription service, as the service is made available by the Company.

Goods

From time to time, Knotion sells goods that are complimentary to the equipment provided under the Knotion Education Model contracts, such as iPad cases, to schools and students directly. Knotion also provides the sale of goods through contracted partners at a discount to the customer, with Knotion receiving a sale commission on any goods sold through this arrangement. Revenue for the sale of goods, and any related sales commotion, are recognized at the point in time that the customer receives the goods.

Pharmacy

The Company recognizes pharmacy revenue at the time it sells merchandise, provides services or dispenses prescription drugs to the customer. The Company estimates revenue based on expected reimbursements from third-party payors (e.g., pharmacy benefit managers, insurance companies and governmental agencies) for dispensing prescription drugs. The estimates are based on all available information including historical experience and are updated to estimates of actual reimbursement amounts.

F-11

Deferred Revenue

Deferred revenue primarily consists of amounts that have been billed to or received from customers in advance of revenue recognition. The Company recognizes deferred revenue as revenues when the services are performed, and the corresponding revenue recognition criteria are met. Deferred revenue is reduced as services are provided and the revenue recognition criteria are met. Deferred revenue that is expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as deferred revenue – current, and the remaining portion is recorded in long-term liabilities as deferred revenue – long-term. In general, the Company does not have deferred revenue that exceeds the twelve-month period as revenue under the SaaS revenue stream is received on an annual or monthly basis according to each school year.

Cost of Sales

Knotion Educational Model and Goods

Cost of sales primarily consists of the costs of branded products sold, depreciation of right-of-use assets, depreciation of property and equipment provided for use of the schools under their contracts, and amortization of the digital platform intangible asset.

Pharmacy

Cost of sales includes the purchase price of goods, freight costs, cash discounts, vendor allowances and supplier rebates. Cost of sales is derived based upon wholesaler invoices.

Advertising and Marketing Expenses

The Company expenses advertising and marketing costs as they are incurred. The amounts charged during the nine months ended September 30, 2025 and 2024 were $482,399 and $45,511, respectively.

Organizational Costs

In accordance with ASC 720, Other Expenses, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Software Development Costs and Amortization

The Company applies the principles of ASC 985-20, Software-Costs of Software to be Sold, Leased, or Marketed (“ASC 985-20”) which applies to costs that are incurred when developing software that will be sold, leased, or otherwise marketed as a separate product or as part of a product or process. ASC 985-20 requires that software development costs be charged to research and development expenses until technological feasibility is established. With the Company’s current technology, the technological feasibility of the underlying software is not established until substantially all product development and testing is complete, which generally includes the development of a working model.

The Company routinely evaluates both the technological feasibility and the estimate of development costs, payroll expense and data subscription expenses utilized in this calculation.

Once technological feasibility is established, software development costs that directly relate to the project should be capitalized until the product is available for general release. Prior to a product’s release, if and when the Company believes capitalized costs are not recoverable, the costs capitalized to date will be expensed as part of research and development costs. Upon the product’s release, the company amortizes the capitalized costs over a period of 5-7 years.

Research and Development

The Company follows ASC 730, Research and Development, and expenses all research and development costs as incurred for which there is no alternative future use.

F-12

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America in the name of the Manager, which it believes to be creditworthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

The Company’s subsidiaries maintain cash with major financial institutions located in Mexico, which are insured by Instituto para la Proteccion de Ahorro Bancario, which insures balances up to 3,000,000 Mexican Pesos.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). The new guidance is intended to simplify the accounting for certain convertible instruments with characteristics of both liability and equity. The guidance eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2022. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

There have been no other material changes in or additions to the recently issued accounting standards as previously reported in Note 3 to our Financial Statements for the year ended December 31, 2024 that affect or may affect our current financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our balance sheet.

NOTE 4 – Cash and Share Exchange Agreement

TMB / Knotion

On August 8, 2024, the Company entered into a Cash and Share Exchange Agreement (the “Agreement”) with the shareholders of TMB Financial, S.A. DE C.V. (“TMB”), an investment company that holds 99.99% of Knotion, S.A. DE C.V. (“Knotion”), a leading education technology company which operates a SaaS platform for digital learning. Pursuant to the Agreement, the Company acquired 100% of the issued and outstanding common shares of TMB for consideration of $100,000,000 (“Purchase Price”), which will be paid by way of a $10,000,000 cash payment no later than 60 days after the listing of the Company’s shares on the Nasdaq stock market (the “Listing”), $40,000,000 in cash paid in $10,000,000 quarterly installments immediately following the first payment, and $50,000,000 paid through the issuance of 6,250,000 Class A commons stock of the Company (the “Transaction”). At any time, TMB shareholders, at their sole and absolute discretion, may instruct the Company to cancel 3,125,000 Class A common stock and provide $25,000,000 in cash in three additional quarterly installments immediately following the last quarterly payment above. At any time after the Listing, TMB shareholders, at their sole and absolute discretion, may request the Company to pay any of the remaining cash payments through the issuance of Class A Common Stock at a price of $8 per share. If the Company fails to pay the Purchase Price when due, TMB shareholders will have the option to: (i) terminate the agreement, get back ownership of all TMB and Knotion shares transferred to the Company, and return any cash or shares received as part of the Purchase Price; or (ii) terminate the agreement, leave the Company the ownership of an amount of TMB and Knotion shares that is proportional to the amount actually paid by the Company on account of Purchase Price on a fully diluted basis, considering a valuation of $100,000,000.

The Company obtained control of TMB and Knotion on August 8, 2024, which is the date that TMB transferred and assigned full ownership of all its issued and outstanding shares to the Company. The Company issued 6,250,000 Class A common stock to TMB shareholders on September 10, 2024.

F-13

The Company’s acquisition of TMB and Knotion was accounted for as a business combination following ASC 805. The acquisition date was determined to be August 8, 2024, being the date the Company obtained control of TMB and Knotion. The Company has allocated the consideration paid in the acquisition of TMB and Knotion based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company measured the fair value of the Purchase Price at $75,000,000 based on the cash payments of $50,000,000 and the fair value of 6,250,000 Class A commons stock issued of $25,000,000. The Company determined the fair value of the 6,250,000 Class A commons stock issued at $4 per share based on the most recent equity financing received from investors of the Company prior to the acquisition. The Company estimated the fair values of the assets acquired and liabilities taken at the acquisition date in accordance with ASC 820, Fair Value Measurement. Goodwill is recognized if the consideration transferred exceeds the acquired assets less liabilities assumed.

The following represents the allocation of the consideration paid to the fair value of the net assets acquired:

Fair value of consideration paid:

Cash consideration	$50,000,000
6,250,000 Class A common stock issued	25,000,000

Total consideration paid	$75,000,000

Fair value of TMB and Knotion’s assets acquired and liabilities assumed:

Cash and cash equivalents	$1,711,702
Amounts receivable	2,093,650
Other current assets	23,666
Investments in private companies	1,765,274
Right-of-use assets – finance	2,226,751
Right-of-use assets – operating	235,878
Property and equipment – computer equipment	67,160
Property and equipment – furniture and office equipment	43,235
Property and equipment – investment in schools	258,183
Intangible asset – digital platform	23,119,947
Intangible asset – customer relationships	2,603,538
Goodwill	67,145,704

Total assets acquired	$101,294,688

Accounts payable and accrued liabilities	$(1,109,126)
Short-term bank loans	(6,271,264)
Lease liabilities – finance	(2,226,751)
Lease liabilities – operating	(235,878)
Long-term debt	(13,789,799)
Deferred revenue	(2,661,870)

Total liabilities assumed	$(26,294,688)

Net assets acquired	$75,000,000

The goodwill arising from the acquisition of $67,145,704 is mainly attributable to the excess of the consideration paid over the fair value of the net assets acquired that cannot be recognized separately as identifiable assets under U.S. GAAP, and comprise the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition in the strategic shift towards healthcare technology while maintaining core education technology operations.

The Company reviews the carrying value of goodwill for impairment on an annual basis, or more frequently if there are any impairment indicators. During the nine months ended September 30, 2025, the company did not test for impairment as there were no impairment indicators identified.

The results of operations of TMB and Knotion have been included in the consolidated financial statements since the acquisition date of August 8, 2024, with a net loss of $3,448,469 during the nine months ended September 30, 2024. During the nine months ended September 30, 2025, the Company paid $751,751 of the cash consideration, leaving an outstanding balance of $49,248,249 owing to the former shareholders of TMB as of September 30, 2025.

F-14

405 Ontario / RX Angle / Flat Iron

On October 7, 2024, Doc.com Inc. (the “Company”) entered into a Share Exchange Agreement with 2345405 Ontario, Inc. (“405 Ontario”) and 405 Ontario’s equity holder (“Aaron Trager”), whereby the Company will acquire 100% of the issued and outstanding shares of 405 Ontario, thereby acquiring 405 Ontario and its wholly-owned subsidiary, RX Angle, Inc. (“RX Angle”) and its wholly owned subsidiary, Flat Iron Pharmacy, LLC (“Flat Iron”). The equity holder (Aaron Trager) is the sole stockholder of 405 Ontario. Flat Iron is a disregarded LLC, and thus its operations are consolidated into and accounted for under RX Angle.

As consideration for the acquisition of 405 Ontario, RX Angle, and Flat Iron, the Company agreed to pay a Purchase Price of $1,475,000 USD cash payment (“Cash Payment”) within 60 calendar days after the listing of the Company’s shares on the Nasdaq (the “Listing”), $250,000 USD which shall be paid through the issuance of 31,250 common shares upon closing at a value of $8 per share. The Cash Payment includes $150,000 of working capital which will be left in the business accounts, and $75,000 of inventory.

The Company also agreed to exclude certain assets from the agreement, transferring ownership of the assets from 405 Ontario to the equity holder (“Excluded Assets”). The Excluded Assets include all cash in the business, less the $150,000 which shall remain in the company for working capital, insurance policies and proceeds of such policies, investments in third party companies, any asset held in a brokerage account, and any payables less receivables received up to the close of business on November 27, 2024. Any amounts due to the equity holder or related parties to the equity holder, from the equity holder taking income on his personal return for which the cash has not yet been received, shall be payable to the equity holder after the closing of the Share Exchange Agreement.

The Company obtained control of 405 Ontario, RX Angle, and Flat Iron on October 7, 2024, which is the date that the equity holder transferred and assigned full ownership of all the issued and outstanding shares of 405 Ontario to the Company. The Company issued 31,250 Class A commons stock to 405 Ontario on October 7, 2024, which will be subsequently transferred to the equity holder.

The Company’s acquisition of 405 Ontario, RX Angle, and Flat Iron was accounted for as a business combination following ASC 805. The acquisition date was determined to be October 7, 2024, being the date the Company obtained control of 405 Ontario, RX Angle, and Flat Iron. The Company has allocated the consideration paid in the acquisition of 405 Ontario, RX Angle, and Flat Iron based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company measured the fair value of the Purchase Price at $1,600,000 based on the cash payments of $1,475,000 and the fair value of 31,250 Class A commons stock issued of $125,000. The Company determined the fair value of the 31,250 Class A commons stock issued at $4 per share based on the most recent equity financing received from investors of the Company prior to the acquisition. The Company estimated the fair values of the assets acquired and liabilities taken at the acquisition date in accordance with ASC 820, Fair Value Measurement. Goodwill is recognized if the consideration transferred exceeds the acquired assets less liabilities assumed.

F-15

The following represents the allocation of the consideration paid to the fair value of the net assets acquired:

Fair value of consideration paid:

Cash consideration	$1,475,000
31,250 Class A common stock issued	125,000

Total consideration paid	$1,600,000

Fair value of 405 Ontario, RX Angle, and Flat Iron’s assets acquired and liabilities assumed:

Cash and cash equivalents	$110,604
Amounts receivable	142,995
Inventory	75,000
Property and equipment – computer equipment	410
Property and equipment – other property and equipment	21,828
Intangible assets – medical license	942,664
Goodwill	517,614

Total assets acquired	$1,811,115

Accounts payable and accrued liabilities	$(150,561)
Due to related parties	(60,554)

Total liabilities assumed	$(211,115)

Net assets acquired	$1,600,000

The goodwill arising from the acquisition of $517,614 is mainly attributable to the excess of the consideration paid over the fair value of the net assets acquired that cannot be recognized separately as identifiable assets under U.S. GAAP, and comprise the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition in growing the customer base of the pharmacy through the company’s telehealth services.

The Company reviews the carrying value of goodwill for impairment on an annual basis, or more frequently if there are any impairment indicators. During the nine months ended September 30, 2025, the company did not test for impairment as there were no impairment indicators identified.

The results of operations of 405 Ontario, RX Angle, and Flat Iron have been included in the consolidated financial statements since the acquisition date of October 7, 2024, and are not included in the comparative amounts reflecting the nine months ended September 30, 2024. As of September 30, 2025, the Company owed $ 252,739 of cash consideration to the former equity holder of 405 Ontario.

On July 17, 2025, the former equity holder of 405 Ontario joined the Company as Head of Pharmacy.

NOTE 5 – REVENUE AND DEFERRED REVENUE

Revenue

The following table summarizes revenue by type of services for the periods presented:

	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
Knotion Educational Model (Saas)	$11,493,904	$4,228,852
Goods	164,117	–
Other	58,713	–
Pharmacy*	1,457,995	–
	$13,174,729	$4,228,852

*Pharmacy operating segment was acquired after September 30, 2024.

F-16

Deferred Revenue

Details of the Company’s deferred revenue for the periods presented are as follows:

Balance at December 31, 2024	$8,835,254
Revenue recognized in the current period from amounts in the prior balance	(9,460,368)
New deferrals, net of amounts recognized in the current period	14,163,028
Effects of foreign currency	625,661
Balance at September 30, 2025	$14,163,575

NOTE 6 – GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses consist of the following:

	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
Bad debt	$–	$1,313,150
Contractors	1,336,125	89,217
Office and other	5,462,783	145,027
Officer and director compensation	10,742,290	48,600
Operating lease costs	85,332	9,016
Salaries and wages	3,491,919	775,476
Software licenses	2,388,684	602,617
Travel	54,160	138,659
	$23,561,293	$3,121,762

NOTE 7 – LEGAL AND PROFESSIONAL FEES

Legal and professional fees consist of the following:

	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
Accounting	$135,334	$29,238
Consulting	391,4545	207,070
Legal	40,387	57,115
	$567,176	$293,423

NOTE 8 – CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	September 30, 2025	December 31, 2024
Cash	$956,512	$623,592
Short term investments	1,242,779	1,772,837
	$2,199,291	$2,396,429

NOTE 9 – PREPAID EXPENSES

Prepaid expenses consist of the following:

	September 30, 2025	December 31, 2024
Software license	$445,085	$704,853
Insurance	46,414	8,262
Board advisory service	357,958	7,018
Consulting	–	15,000
Other	–	2,077
	$849,457	$737,210

F-17

NOTE 10 – INVESTMENTS IN PRIVATE COMPANIES

Investments in private companies consist of the following:

	September 30, 2025	December 31, 2024
Staff de Respaldo Integral, S.A. DE C.V	$1,829,544	$1,607,684
Knotion Group, S.A. DE C.V	5,456	4,794
Knotion Marks, S.A. DE C.V	2,728	2,397
	$1,837,728	$1,614,875

Investments in Private Companies Acquired in a Business Combination – Fair Value Measurement

In connection with a business combination completed during the period, the Company recognized identifiable investments in private companies recorded at its respective acquisition-date fair value.

The fair values of these investments were determined using valuation techniques. The valuation required significant management judgment and the use of estimates and assumptions, including replacement cost estimates. The Company engaged an independent third-party valuation specialist to assist in determining these fair values. These measurements involve significant unobservable inputs and are classified as Level 3 within the fair value hierarchy.

NOTE 11 – PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method, over the estimated useful lives of the related assets. Estimated useful lives are as follows:

At September 30, 2025, property and equipment consisted of:

	Computer equipment	Investments in schools	Furniture and office equipment	Building and property	Total
Cost
December 31, 2024	$78,066	$237,955	$44,500	$21,907	$382,428
Additions	22,649	66,368	5,537	9,210	103,764
Foreign exchange	13,342	32,838	7,067	–	53,247
September 30, 2025	$114,057	$337,161	$57,104	$31,117	$539,439

Accumulated depreciation
December 31, 2024	$1,232	$40,438	$111	$2,031	$43,812
Depreciation	29,656	74,645	13,371	1,122	118,794
Foreign exchange	3,012	19,869	1,781	–	24,663
September 30, 2025	$33,900	$134,952	$15,263	$3,153	$187,268

Net book value
December 31, 2024	$76,834	$197,517	$44,389	$19,876	$338,616
September 30, 2025	$80,157	$202,209	$41,841	$27,964	$352,171

F-18

NOTE 12 – INTANGIBLE ASSETS, GOODWILL AND IMPAIRMENT

Intangible Assets

The Company has applied the provisions of ASC 350, Intangibles - Goodwill and Other, in accounting for its intangible assets. Intangible assets subject to amortization are amortized on a straight-line method on the basis over the useful life of the respective intangibles. The following useful lives are used in the calculation of amortization:

Digital platform – 6.67 years from capitalization.

Customer relationships – 4.89 years from capitalization.

Intangible assets at September 30, 2025 and December 31, 2024 consisted of the following:

	Digital Platform	Customer Relationships	Medical License	Total
Cost
December 31, 2024	$22,144,566	$2,603,538	$942,664	$25,690,768
Foreign exchange	1,445,267	–	–	1,445,267
September 30, 2025	$23,589,833	$2,603,538	$942,664	$27,136,035

Accumulated amortization
December 31, 2024	$1,207,442	$211,492	–	$1,418,934
Amortization	2,150,552	398,188	–	2,548,740
Foreign exchange	118,558	–	–	118,558
September 30, 2025	$3,476,552	$609,680	–	$4,086,232

Net book value
December 31, 2024	$20,937,124	$2,392,046	$942,664	$24,271,834
September 30, 2025	$20,113,281	$1,993,858	$942,664	$23,049,803

Future amortization expense is estimated to be as follows for each of the three following years and thereafter ending December 31:

	Digital Platform	Customer Relationships	Total

2025	$866,998	$133,094	$1,000,092
2026	3,467,992	532,376	4,000,368
2027	3,467,992	532,376	4,000,368
Thereafter	12,310,299	796,012	13,106,311

	$20,113,281	$1,993,858	$22,107,139

During the nine months ended September 30, 2025, the Company included Digital Platform amortization of $2,150,552 in cost of sales (2024 - $459,908).

Intangible Assets Acquired in a Business Combination – Fair Value Measurement

In connection with a business combination completed during the period, the Company recognized identifiable intangible assets consisting of a digital platform, customer relationships, and a medical license, each recorded at its respective acquisition-date fair value.

The fair values of these intangible assets were determined using valuation techniques. The valuation required significant management judgment and the use of estimates and assumptions, including projected revenues, customer attrition rates, discount rates, and estimated economic lives. The Company engaged an independent third-party valuation specialist to assist in determining these fair values. These measurements involve significant unobservable inputs and are classified as Level 3 within the fair value hierarchy.

F-19

Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives. The medical license has been classified as an indefinite-lived intangible asset and, accordingly, is not amortized but is tested for impairment at least annually, or more frequently if events or changes in circumstances indicate potential impairment.

Goodwill

The table below summarizes the changes in the carrying amount of goodwill:

Goodwill

Balance, December 31, 2024	$67,663,318

Impairments	–

Balance, September 30, 2025	$67,663,318

Gross carrying amount	67,663,318
Accumulated impairment	–

Balance at September 30, 2025	$67,663,318

Impairment of Goodwill and Intangible Assets

ASC 350 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value. In addition, ASC 350 requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units; assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions or the occurrence of one or more confirming events in future periods could cause the actual results or outcomes to materially differ from such estimates and could also affect the determination of fair value and/or goodwill impairment at future reporting dates.

The Company assesses the carrying value of goodwill, indefinite-lived intangible assets and intangible assets with definite lives, such as the Digital platform, for potential impairment annually as of December 31, or more frequently if events or changes in circumstances indicate such assets might be impaired.

When assessing goodwill for impairment the Company elects to first perform a qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. If we do not perform a qualitative assessment, or if the qualitative assessment indicates it is more likely than not that the fair value of the reporting units is less than its carrying amount, the Company performs a quantitative test. The Company recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized would not exceed the total amount of goodwill allocated to that reporting unit. The Company estimates fair value using the income approach, to estimate the future undiscounted cash flows (excluding interest charges) from the use and ultimate disposition of the assets. During the nine months ended September 30, 2025, the Company had not identified circumstances which would call for evaluation of goodwill impairment.

F-20

NOTE 13 – LEASES

The Company accounts for leases under ASC 842, Leases, which establishes a right-of-use (“ROU”) model that requires a lessee to record an ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms longer than 12 months. The Company also elected to keep all leases with an initial term of 12 months or less off the balance sheet.

The Company did not have any leases until the acquisition of TMB and Knotion during the year ended December 31, 2024. The acquisition resulted in the addition of $2,226,751 of finance lease assets and liabilities and $235,878 of operating lease assets and liabilities.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the ROU asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the ROU asset result in straight-line rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the ROU asset results in front-loaded expense over the lease term. ROU assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Certain leases also include options to purchase the leased asset. The depreciable life of these assets are limited by the expected lease term, unless there is a transfer of title purchase option reasonably certain of exercise.

At September 30, 2025, the weighted average remaining lease term was 1.87 years for finance leases and 2.72 for operating leases. The weighted average discount rate associated with finance and operating leases was 15%.

The components of lease expenses were as follows:

Finance lease cost:
Depreciation of right-of-use assets included in cost of sales	$886,620
Interest on lease liabilities	272,339

Total finance lease cost	$1,159,959

Operating lease cost:
Depreciation of right-of-use assets	$53,536
Interest on lease liabilities	31,796

Total operating lease cost	$85,332

The following table provides supplemental cash flow and other information related to leases for nine months ended September 30, 2025:

Finance lease payments	$1,103,702
Operating lease payments	90,691

Supplemental balance sheet information related to leases as of September 30, 2025 are as below:

Financing lease net carrying value at December 31, 2024	$1,764,035
Additions	1,453,497
Accumulated depreciation	(1,278,420)
Foreign exchange	579,553

Net carrying value at September 30, 2025	$2,518,665

Operating lease net carrying value at December 31, 2024	$235,878
Accumulated depreciation	(85,332)
Foreign exchange	117,701

Net carrying value at September 30, 2025	$268,247

F-21

Future minimum lease payments related to lease obligations are as follows:

	Finance Leases	Operating Leases	Total
2025	$392,158	$30,230	$422,388
2026	1,624,294	120,921	1,745,215
2027	948,574	115,354	1,063,928
Thereafter	312,440	63,116	375,556
	–	–	–
Total minimum lease payments	3,277,466	329,621	3,607,087
	–	–	–
Less: amount of lease payments representing effects of discounting	(497,743)	(61,374)	(559,117)

Present value of future minimum lease payments	$2,779,723	$268,247	$3,047,970

Less: current obligations under leases	$(1,394,782)	$(86,469)	$(1,481,251)

Lease liabilities, net of current portion	$1,384,941	$181,778	$1,566,719

NOTE 14 – SOFTWARE DEVELOPMENT COSTS

In accordance with ASC 985-20 (Note 3), until technical feasibility is reached, the Company expenses all of its software development costs (“SDCs”). Once technical feasibility is reached, the Company will capitalize SDCs as incurred. Once the product is released, the Company will amortize the capitalized SDCs over their estimated useful life. The useful life of the internally developed software is estimated to be a period of 7 years. Doc.com has not met technological feasibility yet, and all costs have been expensed as research and development. Knotion has reached technological feasibility with its digital platform relating to the Knotion All-in-One Solution SaaS (Note 12).

The Company monitors the carrying value of the SDCs for impairment. As of September 30, 2025 the Company has not recognized impairment on the digital platform.

NOTE 15 – CONVERTIBLE NOTES

As at September 30, 2025, the Company has issued 33 convertible notes with a total face value of $715,504. The notes bear interest at 20% per annum and are due on demand after the maturity dates. The notes are convertible into shares Class A Common Stock at any time prior to the maturity dates at the specified conversion price per share. The Company may elect to pay the notes using shares of Common Stock only if the shares issued can be resold by the Holder without restriction either pursuant to Rule 144, or under an effective registration statement of the Company.

F-22

The following table provide a summary of the Company’s convertible notes:

Original issue date	Maturity date	Conversion price per share	Annual interest rate	Balance at September 30, 2025	Balance at December 31, 2024
3/16/2023	3/16/2025	$0.75	20%	$–	$1,500
3/17/2023	3/17/2025	0.75	20%	–	24,200
3/17/2023	3/17/2025	0.75	20%	–	14,600
3/17/2023	3/17/2025	0.75	20%	–	300
3/24/2023	3/24/2025	0.75	20%	–	100
3/26/2023	3/26/2025	0.75	20%	–	21,500
3/26/2023	3/26/2025	0.75	20%	–	10,000
3/27/2023	3/27/2025	0.75	20%	–	1,067
3/27/2023	3/27/2025	0.75	20%	–	20,000
3/27/2023	3/27/2025	0.75	20%	–	10,000
3/29/2023	3/29/2025	0.75	20%	–	1,000
3/31/2023	3/31/2025	0.75	20%	–	15,987
3/31/2023	3/31/2025	0.75	20%	–	1,500
4/3/2023	4/3/2025	0.75	20%	–	5,000
4/28/2023	4/30/2025	0.75	20%	–	200,000
5/4/2023	4/30/2025	0.75	20%	–	2,500
5/10/2023	4/30/2025	0.75	20%	–	200,000
5/18/2023	4/30/2025	0.75	20%	–	5,000
5/19/2023	4/30/2025	0.75	20%	–	1,000
5/22/2023	4/30/2025	0.75	20%	–	7,000
6/1/2023	4/30/2025	0.75	20%	–	7,000
6/2/2023	4/30/2025	0.75	20%	–	500
6/15/2023	4/30/2025	0.75	20%	–	100,000
7/25/2023	4/30/2025	0.75	20%	–	10,000
8/4/2023	4/30/2025	0.75	20%	–	5,000
9/19/2023	4/30/2025	0.75	20%	–	7,500
9/19/2023	4/30/2025	0.75	20%	–	30,000
9/22/2023	4/30/2025	0.75	20%	–	2,500
9/22/2023	4/30/2025	0.75	20%	–	5,000
11/29/2023	11/30/2025	4.00	20%	–	400
11/30/2023	11/30/2025	4.00	20%	–	100
12/14/2023	11/30/2025	4.00	20%	–	250
12/22/2023	12/20/2025	1.00	20%	–	5,000
				$–	$715,504

On January 10, 2025, the Company converted the convertible debentures into 1,273,014 shares of common stock.

As at September 30, 2025, the Company has recorded accrued interest of $nil (December 31, 2024 - $237,598) on the consolidated balance sheets.

NOTE 16 – PROMISSORY NOTE

On November 12, 2024, the Company entered into a promissory note with a non-related third party (“Lender”) for a principal amount of $70,000, which is due upon maturity on February 12, 2025 at a maturity amount of $100,000, representing the principal and accrued interest. Upon entering into the promissory note, the Company issued the Lender 300,000 shares of Class A Common Stock (“Initial Shares”) as a financing fee and recorded a promissory note cost expense of $1,200,000 on the statement of operations relating to the fair value of the 300,000 shares. In the event of non-payment on maturity, the Company shall grant the Lender an additional 100,000 shares of common stock, plus another 100,000 shares of common stock for each subsequent 30-day period the note remains unpaid. The Company elected to apply the fair value option for the promissory note under the guidance in ASC 825-10.

The Company repaid the full outstanding amount of the promissory note on February 12, 2025. As at September 30, 2025, the fair value of the promissory note outstanding was $nil. During the nine months ended September 30, 2025, the company recognized an unrealized loss on promissory note of $1,751 on the statement of operations.

F-23

NOTE 17 – SHAREHOLDERS’ EQUITY

Stock Split

On February 28, 2023 the Company effected a 3.5 for 1 forward stock split of the Company’s shares of Preferred Stock, Class A Common Stock, Class B Common Stock, and Class C Common Stock. All preferred stock, common stock and per share data in these financial statements and footnotes have been retrospectively adjusted to account for this forward stock split.

Common Stock

The Company has 3 classes of Common Stock; Class A, Class B and Class C.

The Company has authorized 800,000,000 shares of Class A Common Stock (par value $.000001). The Company has 187,037,269 and 185,619,130 Class A Common Stock outstanding as of September 30, 2025 and December 31, 2024, respectively. Each Class A Common Stock is entitled to 1 vote per share.

The Company has authorized 50,000,000 shares of Class B Common Stock (par value $.000001). The Company has 15,000,000 Class B Common Stock outstanding as of September 30, 2025 and December 31, 2024. Each Class B Common Stock is entitled to 20 votes per share.

The Company has authorized 75,000,000 Class C Common Stock (par value $.000001). The Company has not issued any Class C Common Stock as of September 30, 2025 and December 31, 2024. Shares of Class C Common Stock have no voting power.

During the nine months ended September 30, 2024:

The Company cancelled 15,000 shares of Class A Common Stock previously issued to the former CFO of the Company and reversed officer’s compensation of $150 on the statement of operations.

The Company issued 8,579,873 shares of Class A Common Stock with a fair value of $85,798 pursuant to Board Advisory Agreements. As of September 30, 2024, the Company recorded contractors expense of $65,373 as general and administrative expense on the statement of operations. The remaining $20,425 will be expensed over the terms of the Board Advisory Agreements.

The Company issued 2,901,597 shares of Class A Common Stock at $0.01 under Regulation A for proceeds of $29,014 of which $4,360 was received during the year ended December 31, 2023.

The Company issued 48,512 shares of Class A Common Stock at $4 under Regulation D and S for proceeds of $194,048 of which $25,072 was received during the three months ended March 31, 2024, and $16,093 was received during the three months ended June 30, 2024. As at September 30, 2024, the Company had received $12,157 for subscriptions of Class A Common Stock at $4 under Regulation D and S. Subsequent to September 30, 2024, the Company issued 3,039 shares of Class A Common Stock for subscriptions received.

During the nine months ended September 30, 2025:

The Company converted convertible debentures consisting of $715,504 principal and $241,519 accrued interest into 1,273,014 shares of Class A Common Stock.

The Company issued 125,000 shares of Class A Common Stock with a fair value of $500,000 pursuant to a Board Advisory Agreement. As of September 30, 2025, the Company recorded contractors expense of $397,717 as general and administrative expense on the statement of operations. The remaining $102,283 will be expensed over the terms of the Board Advisory Agreement.

The Company issued 16,875 shares of Class A Common Stock with a fair value of $67,500 pursuant to a marketing agreement of which 13,125 shares were included in shares issuable as at December 31, 2024. As of September 30, 2025, the Company recorded $67,500 advertising and marketing expense on the statement of operations.

The Company issued 3,250 shares of Class A Common Stock at $4 under Regulation S for proceeds of $13,000 of which $5,000 was received during the year ended December 31, 2024.

F-24

As at September 30, 2025, the Company had received $8,471,328 for subscriptions of 2,117,832 units at $4 per unit with each unit consisting of one common share of Class A Common Stock and one warrant. Each warrant is exercisable at $8 per share and expires five years from the date of issuance.

As at September 30, 2025, the Company had 2,308,000 shares issuable with a fair value of $9,232,000 for officers, 304,167 shares issuable with a fair value of $1,180,594 for board advisory services, and 11,250 shares issuable with a fair value of $45,000 for independent directors .

Preferred Stock

The Company has 75,000,000 shares of Preferred Stock authorized, as of the date of these statements. As at September 30, 2025, there are no shares of Preferred Stock issued or outstanding. The Company’s board of directors have not yet authorized the rights and privileges of the Preferred Stock.

NOTE 18 – RELATED PARTY TRANSACTIONS AND BALANCES

All transactions with related parties have occurred in the normal course of operations and are recorded at the exchange amount which is the amount agreed to by the Company and the related party.

a)	Key management compensation and related party transactions

The Company has identified its directors and certain senior officers as its key management personnel. The compensation costs for key management personnel were as follows:

	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024

Management fees	$1,465,290	$18,750
Stock-based compensation	9,232,000	29,850
	$10,697,290	$48,600

The Company entered into the following agreements with its executive officers:

Name and Position	Agreement Effective Date	Annual Salary		Signing Bonus - Cash	Signing Bonus - Shares***	Signing Bonus -Restricted Stock Units (RSUs)****	Stock Options and RSU Awards *****
Noel Trainor, Chief Operating Officer	January 1, 2025	$280,000	*	–	500,000	–	4,000,000
Hernan Ramirez, Chief Technology Officer	January 1, 2025	$280,000	*	–	500,000	–	2,000,000
Noemi Trainor, Chief Innovation Officer	January 1, 2025	$280,000	*	–	500,000	–	4,000,000
Ignacio Valencia, Chief Business Development Officer	January 1, 2025	$280,000	*	–	500,000	–	2,000,000
Neil Kleinman, Head of Banking	January 14, 2025	$150,000	**	–	–	5,000	400,000
Alejandro Ulloa, Chief Financial Officer	June 23, 2025	$280,000	*	–	200,000	–	2,000,000
Itzel Ocampo, MD, Chief Science Officer	June 23, 2025	$280,000	*	–	–	200,000	2,000,000
Daniel Fraser, Blockchain Deployment Director	July 1, 2025	$200,000	*	–	–	15,000	–
Aaron Trager, Head of Pharmacy	July 17, 2025	$200,000	*	$31,233	108,000	–	1,656,250
Rocio Nader, Chief Legal Director	September 1, 2025	$100,000	*	–	–	–	1,000,000
Lesly Kernisant, Medical Director US	Effective date of the Company listing on a national securities exchange	$200,000	**	–	–	50,000	1,250,000

*In addition to the annual salary, the officers are eligible for an annual cash bonus with a target of 50% of base salary, based on performance and subject to the approval from the Board of Directors.

F-25

**In addition to the annual salary, the officers are eligible to receive a bonus in an amount determined by the compensation committee and paid in either stock, stock options and/or cash.

*** The officers are eligible to receive a one-time signup bonus in shares. As of February 02, 2026, the Company has not yet issued the shares.

**** Subject to prior approval of the Board of Directors, the officers are eligible to receive a one-time signing bonus in RSUs in accordance with the Company’s Equity Plan. The RSUs shall be settled upon the occurrence of a public offering, direct listing, or other public market listing of the Company (including, without limitation, a listing on Nasdaq or any other recognized national securities exchange), as determined by the Board of Directors in its sole discretion. As of February XX, 2026, the Company has not approved the grant of the RSUs.

***** Subject to prior approval of the Board of Directors, the officers are eligible to receive stock options and RSU awards in accordance with the Company’s Equity Plan. As of February 02, 2026, the Company has not approved the grant of the stock options and RSUs.

The Company has also entered into an equity award agreement with Jamie Freed, Chief Marketing Officer and Director, under which he was granted 8,000,000 RSUs. The RSUs vest in equal quarterly installments over a three-year period commencing on the effective date of the Company’s listing on a national securities exchange, subject to his continued service with the Company.

b)	Amounts due to related parties

In the normal course of operations, the company shares certain administrative resources with companies related by common management and directors. The administrative resources and services, which were provided in the normal course of operations, were measured at the exchange. All amounts payable and receivable are non-interest bearing, unsecured and due on demand. The following table summarizes the amounts due from related parties:

	September 30, 2025	December 31, 2024

Chief Executive Officer and Director	$59,200	$46,700
Chief of Marketing Officer and Director	60,833	60,833
	$120,033	$107,533

c)	Due to former equity holder of 405 Ontario

On July 17, 2025, the former equity holder of 405 Ontario joined the Company as Head of Pharmacy. The following table summarizes the amounts due to the former equity holder of 405 Ontario and Head of Pharmacy:

	September 30, 2025	December 31, 2024

Former equity holder of 405 Ontario and Head of Pharmacy	$252,739	$1,502,357

d)	Convertible note receivable from related party

On November 14, 2024, the Company acquired a $10,000 convertible note issued by a related party entity in which the Company’s Chief Executive Officer holds a significant ownership interest. The convertible note is non-interest bearing and is convertible into common shares at a conversion price of $0.75 per common share at the election of the related party entity. The convertible note was recorded at amortized cost on the consolidated balance sheets. On November 14, 2025, the convertible note was converted into 13,333 common shares.

F-26

NOTE 19 – COMMITMENTS AND CONTINGENCIES

Share Purchase Agreement

On December 17, 2023, and as subsequently amended, the Company entered into a Share Purchase Agreement with Silver Rock Group (“Silver Rock”) whereby Silver Rock committed to purchase up to $300,000,000 of the Company’s Class A Common Stock (the “Draw Down Amount”) over a 36-month period beginning on the date the Company becomes publicly listed (“Public Listing”). The agreement provides the Company with the right, at its sole discretion, to issue Draw Down Notices in tranches of up to $5,000,000 with the number of shares to be issued under each notice calculated based on a per-share price equal to the lowest trading price of the Company’s Class A Common Stock during the 10 trading days immediately preceding the Draw Down Notice.

On November 5, 2024, the Company issued 3,466,518 shares of Class A Common Stock to Silver Rock as a commitment fee in connection with the Share Purchase Agreement, being equal to 2% of the total outstanding shares of the Company on the date of the agreement. The Company recorded a deferred issuance cost of $13,866,072 on the consolidated balance sheets relating to the fair value of the 3,466,518 shares.

In addition, on the date of Public Listing, the Company shall issue share purchase warrants to Silver Rock granting the right to purchase additional common shares of the Company for a period of 5 years at an exercise price per share equal to the lower of $2 per share or 110% of the listing price immediately after the Public Listing. The number of warrants issued shall be equal to 4% of the total outstanding shares immediately after the completion of the Public Listing, calculated on a fully diluted basis.

Legal Settlement

During 2024, the President of the Company was named as the sole party in a legal dispute concerning the Company’s website domain name. The dispute involved a frivolous claim brought by a third party, who sought to take control of the Company’s website domain. Although the Company was not directly named in the proceedings, it was materially affected by the dispute, as it was unable to access or use its primary website domain until a legal judgment was rendered. To resolve the matter and restore access to its domain, the Company elected to assist in settling the dispute. As part of the resolution, the Company made a settlement payment of $70,000 which is recorded as legal and professional fees in the statement of operations. Management believes the settlement was in the best interest of the Company to mitigate business disruption and restore normal operations of its website domain. No further liability is expected in connection with this matter.

Technology Development Agreement with Universidad Nacional Autónoma de México

On March 1, 2024, the Company entered into a Technology Development Agreement (the “Agreement”) with the Universidad Nacional Autónoma de México (“UNAM”) to develop a pharmaceutical drug for treatment of liver cancer. The Company agreed to contribute 2,769,000 Mexican Pesos plus the Value Added Tax of 443,040 Mexican Pesos for the development of the drug. The Company paid the contribution in full during February 2025. The Company will obtain the rights to the pharmaceutical drug post clinical trials. As of February 02, 2026, the pharmaceutical development has seen satisfactory results with one of the formulations, and the institute is currently conducting further tests to confirm these findings. Once the results are confirmed, the formulation will be tested in experimental models of cirrhosis and hepatocellular carcinoma.

F-27

NOTE 20 – SEGMENT DISCLOSURE

The Company has three operating segments which includes:

a)	Digital Healthcare: Doc.com Inc.
b)	Education Software: TMB Financial, S.A. DE D.V. and Knotion, S.A. DE C.V.
c)	Pharmacy: 2345405 Ontario, Inc., RX Angle, Inc. and Flat Iron Pharmacy, LLC

Factors used to identify the Company’s reportable segments include the organizational structure of the Company and the financial information available for evaluation by the chief operating decision-maker in making decisions about how to allocate resources and assess performance. The Company’s operating segments have been broken out based on similar economic and other qualitative criteria. The Company operates the Digital Healthcare and Pharmacy reporting segments in the United States and Education Software reporting segment in Mexico.

Financial statement information by operating segment for the nine months ended September 30, 2025 is presented below:

	Digital Healthcare $	Education Software $	Pharmacy $	Total $
Sales	–	11,716,734	1,457,995	13,174,729
Gross profit	–	7,631,856	261,691	7,893,547
Operating expenses	(1,194,747)	(23,998,197)	(743,633)	(25,936,577)
Net loss	(2,513,402)	(16,126,012)	(429,781)	(19,069,195)
Amortization and depreciation in cost of sales	–	(3,037,172)	–	(3,037,172)
Amortization and depreciation	–	(515,784)	(1,198)	(516,982)
Total assets	84,372,286	33,082,625	1,047,821	118,502,732

Financial statement information by operating segment for the nine months ended September 30, 2024 is presented below:

	Digital Healthcare $	Education Software $	Pharmacy* $	Total $
Sales	–	1,211,3342	–	1,211,3342
Gross profit	–	578,5053	–	578,505
Operating expenses	(50,300)	(3,604,093)	–	(3,654,393)
Net loss	(429,514)	(3,018,955)	–	(3,448,469)
Amortization and depreciation in cost of sales	–	(632,829)	–	(632,829)
Amortization and depreciation	–	(171,131)	–	(171,131)
Total assets	67,243,312	34,505,004	–	101,748,316

*Pharmacy operating segment was acquired after September 30, 2024.

NOTE 21 – SUBSEQUENT EVENTS

Securities Offering

During 2024, the Company entered into a Share Purchase Agreement with a non-related third party whereby the Company agreed to issue 2,500,000 shares of Class A Common Stock under Regulation S at price per share of $4.00 along with 2,500,000 share purchase warrants, for total proceeds of $10,000,000. Each share purchase warrant will entitle the holder to purchase one additional share of Class A Common Stock at a price of $8.00 per share for a period of 5 years from the date of the Share Purchase Agreement. Subsequent to September 30, 2025, the Company received additional proceeds of $1,528,672. As of February 02, 2026, the Company has received $10,000,000 proceeds, and the shares and warrants have not been issued.

Management’s Evaluation

Management has evaluated subsequent events through February 02, 2026, the date the financial statements were available to be issued and no other material events require disclosure.

F-28

Pursuant to the requirements of Regulation A and Rule 257(b) of the Securities Act, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on February 04, 2026.

Doc.com, Inc.

By	/s/ Charles Nader
Charles Nader, Chief Executive Officer & President

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

Name	Title	Date

/s/ Charles Nader	Chief Executive Officer & President	February 04, 2026
Charles Nader

/s/ Alejandro Ulloa	Chief financial Officer	February 04, 2026
Alejandro Ulloa

/s/ Jamie Freed	Director	February 04, 2026
Jamie Freed

38